UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
RED ROCK RESORTS, INC.
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 28, 2023

Dear Fellow Stockholders:

We are pleased to invite you to attend the annual meeting of stockholders of Red Rock Resorts, Inc. on June 8, 2023 at 1:00 p.m. Pacific Time. Our annual meeting will be a “virtual meeting” of stockholders, which will be conducted exclusively online via audio webcast. You will be able to attend the virtual annual meeting of stockholders online by visiting www.virtualshareholdermeeting.com/RRR2023. You also will be able to vote your shares electronically at the virtual annual meeting.

Utilizing the latest technology allows us to provide expanded access, improved communication and cost savings for our stockholders and the company. We believe that hosting a virtual meeting will enable greater stockholder attendance and participation from any location around the world.

Details regarding how to attend and participate in the meeting online and the business to be conducted at the virtual annual meeting are more fully described in the accompanying proxy statement.

We will be providing access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. As a result, we are mailing to our stockholders a notice instead of a paper copy of this proxy statement and our 2022 Annual Report beginning on or about April 28, 2023. This approach conserves natural resources and reduces our printing and distribution costs, while providing a timely and convenient method of accessing the materials and voting. The notice contains instructions on how to receive a paper copy of our proxy materials, including this proxy statement, our 2022 Annual Report and a form of proxy card.

Your vote is important. Regardless of whether you plan to participate in the annual meeting, we hope you will vote as soon as possible. You may vote by proxy over the Internet, by telephone or by mail (if you obtain and properly submit paper copies of the proxy materials) by following the instructions on the proxy card. Voting over the Internet or by telephone or written proxy will ensure your representation at the virtual annual meeting regardless of whether you attend the meeting online. You may also vote your shares electronically during the virtual annual meeting.

Sincerely,

Frank J. Fertitta III

Chairman of the Board and

Chief Executive Officer

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS OF RED ROCK RESORTS, INC.

To Be Held June 8, 2023

To the Stockholders of Red Rock Resorts, Inc.:

The 2023 annual meeting of stockholders of Red Rock Resorts, Inc. (the “Company”) will be held virtually and can be accessed online at www.virtualshareholdermeeting.com/RRR2023 on Thursday, June 8, 2023, at 1:00 p.m. Pacific Time, for the following purposes:

1.

To elect five nominees identified in the accompanying proxy statement to serve as directors, as recommended by the Nominating and Corporate Governance Committee of the board of directors of the Company;

2.	To approve, in an advisory (non-binding) vote, the compensation of the Company’s named executive officers as described in the accompanying proxy statement (“say-on-pay”);

3.	To conduct an advisory (non-binding) vote regarding the frequency of future say-on-pay votes;

4.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2023;

5.	To approve and adopt an Amendment to the Company’s Amended and Restated Certificate of Incorporation to limit the liability of certain officers of the Company as permitted by Delaware law;

6.	To consider and vote on a stockholder proposal regarding a board diversity report; and

7.	To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Only stockholders that owned the Company’s common stock at the close of business on April 12, 2023 are entitled to notice of and may vote at this meeting or any adjournment of the meeting. A list of the Company’s stockholders of record will be available at the Company’s corporate headquarters located at 1505 S. Pavilion Center Drive, Las Vegas, Nevada 89135, during ordinary business hours, for 10 days prior to the 2023 annual meeting of stockholders.

The accompanying proxy materials include instructions on how to participate in the annual meeting and how to vote your shares of the Company’s stock by attending the virtual meeting by webcast. To submit your questions in advance of the annual meeting, please log on to www.proxyvote.com. You will need to enter the 16-digit control number received with your Proxy or Notice of Internet Availability of Proxy Materials to vote during the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 8, 2023: IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. YOU MAY VOTE YOUR SHARES ELECTRONICALLY VIA THE INTERNET, BY TELEPHONE, BY MAIL, OR DURING THE VIRTUAL ANNUAL MEETING. THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT ARE AVAILABLE AT WWW.PROXYVOTE.COM. PLEASE CAREFULLY REVIEW THE PROXY MATERIALS AND FOLLOW THE INSTRUCTIONS ON THE PROXY CARD TO VOTE. PAPER COPIES OF THE ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2022 ARE ALSO AVAILABLE TO ANY PERSON, WITHOUT CHARGE, UPON REQUEST DIRECTED TO OUR CORPORATE SECRETARY, 1505 SOUTH PAVILION CENTER DRIVE, LAS VEGAS, NEVADA 89135.

By Order of the Board of Directors,

Frank J. Fertitta III

Chairman of the Board and Chief Executive Officer

Las Vegas, Nevada

April 28, 2023

PROXY STATEMENT

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING	1
BACKGROUND	8
CORPORATE GOVERNANCE	9
AUDIT COMMITTEE REPORT	16
PROPOSAL 1—ELECTION OF DIRECTORS	17
PROPOSAL 2—ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	20
PROPOSAL 3—ADVISORY VOTE ON THE FREQUENCY OF “SAY-ON-PAY” VOTES	21
EXECUTIVE OFFICERS	22
EXECUTIVE COMPENSATION	24
PROPOSAL 4—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	41
PROPOSAL 5—APPROVAL AND ADOPTION OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO LIMIT THE LIABILITY OF CERTAIN OFFICERS	43
PROPOSAL 6—STOCKHOLDER PROPOSAL REGARDING BOARD DIVERSITY REPORT	45
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	48
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	54
OTHER MATTERS	57
WHERE TO FIND ADDITIONAL INFORMATION	57
COST OF PROXY SOLICITATION	57

i

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 8, 2023

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	WHY DID I RECEIVE THESE PROXY MATERIALS?

A:

The board of directors (the “Board”) of Red Rock Resorts, Inc. (“we”, “us”, “Red Rock” or the “Company”) has made these materials available to you on the Internet or, upon your request, has delivered printed proxy materials to you, in connection with the solicitation of proxies by the Company for use at our 2023 annual meeting of stockholders (the “Annual Meeting”), which will take place exclusively online on June 8, 2023. You are receiving these materials because you were a stockholder at the close of business on April 12, 2023, which is the “Record Date”, and are entitled to vote at the Annual Meeting. The proxy materials are being made available to stockholders beginning on or about April 28, 2023.

Q:	WHAT IS INCLUDED IN THE PROXY MATERIALS?

A:	The proxy materials include:

1.

Our proxy statement for the Annual Meeting, which includes information that we are required to provide to you under U.S. Securities and Exchange Commission (“SEC”) rules and that is designed to assist you in voting your shares;

2.	A proxy card for submitting your vote (which also contains instructions on how to submit your vote over the Internet or by phone); and

3.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

The “Notice of Internet Availability of Proxy Materials” (described below) includes instructions for how you may access or receive a copy of the proxy materials.

Q:	WHY DID I RECEIVE A NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A FULL SET OF PROXY MATERIALS?

A:

We are distributing our proxy materials over the Internet under the “notice and access” approach in accordance with SEC rules. As a result, we are mailing to our stockholders a “Notice of Internet Availability of Proxy Materials” (the “Notice”) of the proxy materials instead of a paper copy of the proxy materials. All stockholders receiving the Notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, the Notice contains instructions on how you may request access to proxy materials in printed form by mail or electronically on an ongoing basis. On or around April 28, 2023, we will mail the Notice to our stockholders, containing instructions on how to access the proxy materials on the Internet.

Q:	WHY DID STOCKHOLDERS SHARING THE SAME ADDRESS ONLY RECEIVE ONE COPY OF MATERIALS?

A:

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, we are permitted to deliver a single copy of our Notice and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Householding allows us to reduce our printing and postage costs and reduces the volume of duplicative information you receive. Stockholders of record sharing an address who are receiving multiple copies of our Notice and wish to receive a single copy of such material in the future should submit their request by contacting Broadridge Financial Solutions by telephone at 1-866-540-7095 or sending a written request via mail to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. If you are the beneficial owner, but not the record holder, of our shares and wish to receive only one copy of the Notice in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of such document be mailed to all stockholders at the shared address in the future.

Q:	HOW CAN I ACCESS THE PROXY MATERIALS OVER THE INTERNET?

A:	Your Notice, proxy card or voting instruction card will contain instructions on how to:

1.	view our proxy materials for the Annual Meeting on the Internet; and

2.	instruct us to send our future proxy materials to you electronically by email.

Our proxy materials are also available at www.proxyvote.com and our proxy materials will be available during the voting period starting on April 28, 2023.

Instead of receiving future copies of our proxy statement and annual reports by mail, stockholders of record and most beneficial owners can elect to receive an email that will provide an electronic link to these documents. Your election to receive future proxy materials by email will remain in effect until you revoke it.

Q:	WHAT IS THE PURPOSE OF THE ANNUAL MEETING AND WHAT AM I VOTING ON?

A:	At the Annual Meeting you will be voting on six proposals:

1.	Proposal 1: The election of five directors each to serve until his successor shall have been duly elected and qualified. This year’s Board nominees are:

Frank J. Fertitta III

Lorenzo J. Fertitta

Robert A. Cashell, Jr.

Robert E. Lewis

James E. Nave, D.V.M.

2.	Proposal 2: An advisory vote to approve the compensation of our named executive officers (say-on-pay)

3.	Proposal 3: An advisory proposal regarding the frequency of future say-on-pay votes.

4.	Proposal 4: A proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2023.

5.

Proposal 5: A proposal to approve and adopt an Amendment to the Company’s Amended and Restated Certificate of Incorporation to limit the liability of certain officers of the Company as permitted by Delaware law.

6.	Proposal 6: A stockholder proposal regarding a Board diversity report.

Q:	WHAT ARE THE BOARD’S VOTING RECOMMENDATIONS?

A:	The Board is soliciting this proxy and recommends the following votes:

1.	FOR each of the director nominees (Proposal 1).

2.	FOR the advisory vote to approve the compensation of our named executive officers (Proposal 2).

3.	1 YEAR for the advisory vote on the frequency of future say-on-pay votes (Proposal 3).

4.	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2023 (Proposal 4).

5.

FOR the approval and adoption of the Amendment to the Company’s Amended and Restated Certificate of Incorporation to limit the liability of certain officers of the Company as permitted by Delaware law (Proposal 5).

6.	AGAINST the stockholder proposal regarding a Board diversity report (Proposal 6).

Q:	WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

A:	Stockholders of record as of the Record Date are entitled to vote on all items being voted on at the Annual Meeting and are entitled to receive notice of and participate in the Annual Meeting.

As of the Record Date, the Company had approximately 58.2 million shares of Class A common stock outstanding and approximately 46.0 million shares of Class B common stock outstanding. Shares of Class A common stock and Class B common stock vote as a single class. Holders of shares of Class A common stock are entitled to one vote per share of Class A common stock. Each share of Class B common stock that is held by a holder that, together with its affiliates, owned at least 30% of the outstanding membership interests (“LLC Units”) of Station Holdco LLC (“Station Holdco”) immediately following the consummation of our initial public offering in May 2016 (the “IPO”) and, as of the applicable record date, maintains direct or indirect beneficial ownership of at least 10% of the outstanding Class A common stock (determined on an as-exchanged basis assuming that all of the LLC Units (other than LLC Units held by the Company) are exchanged for shares of Class A common stock) is entitled to ten votes and each other share of Class B common stock is entitled to one vote. As of the Record Date, an aggregate of 45.4 million shares of Class B common stock that are entitled to ten votes per share at the Annual Meeting were held by entities affiliated with Frank J. Fertitta III, our Chairman and Chief Executive Officer (the “CEO”), and Lorenzo J. Fertitta, our Vice Chairman (the “Fertitta Family Entities”). All other shares of Class B common stock are entitled to one vote per share. As of the Record Date, the Fertitta Family Entities also held 8.5 million shares of Class A common stock that are entitled to one vote per share at the Annual Meeting that together with the shares of Class B Common Stock held by the Fertitta Family Entities represent approximately 90.2% of the combined voting power of the shares of Class A common stock and Class B common stock outstanding on the Record Date.

Any stockholder entitled to vote may vote either by webcast or by duly authorized proxy. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the Annual Meeting.

Under Delaware law, stockholders are not entitled to appraisal or dissenters’ rights with respect to the proposals presented in this proxy statement.

Q:	WHAT IS THE VOTE REQUIRED TO ELECT DIRECTORS?

A:

Directors are elected by a plurality of the votes cast at the virtual meeting or by proxy at the Annual Meeting and entitled to vote on the election of directors. “Plurality” means that the nominees receiving the greatest number of affirmative votes will be elected as directors, up to the number of directors to be chosen at the meeting. Any votes attempted to be cast “against” a candidate are not given legal effect and are not counted as votes cast in the election of directors. Therefore, any shares that are not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors except to the extent that the failure to vote for any individual results in another individual receiving a relatively larger number of votes.

Q:	WHAT IS THE VOTE REQUIRED TO APPROVE THE OTHER PROPOSALS?

A:

Say-on-Pay (Proposal 2). The advisory vote to approve the compensation of our named executive officers must receive the affirmative vote of a majority of the votes cast by stockholders present by webcast or by proxy at the Annual Meeting and entitled to vote at the Annual Meeting. Because your vote on this proposal is advisory, it will not be binding on the Compensation Committee of the Board, the Board or the Company. However, the Compensation Committee and the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Frequency of Say-On-Pay Votes (Proposal 3). The frequency (every one year, every two years, or every three years) receiving the affirmative vote of a majority of the votes cast by stockholders present by webcast or by proxy at the Annual Meeting and entitled to vote at the Annual Meeting will be the frequency that stockholders approve. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by our stockholders. Because your vote on this proposal is advisory, it will not be binding on the Company, the Board or the Compensation Committee. However, the Board will review and consider the voting results when making future decisions regarding the frequency of the advisory vote on executive compensation.

Ratification of Ernst & Young LLP (Proposal 4). The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2023 must receive the affirmative vote of a majority of the votes cast by stockholders present by webcast or by proxy at the Annual Meeting and entitled to vote at the Annual Meeting.

Approval and Adoption of Amendment to Amended and Restated Certificate of Incorporation (Proposal 5). The approval and adoption of the Amendment to the Company’s Amended and Restated Certificate of Incorporation to limit the liability of certain officers of the Company must receive the affirmative vote of the holders of a majority of the outstanding shares of capital stock as of the Record Date entitled to vote generally in the election of directors, voting together as a single class.

Stockholder Proposal Regarding Board Diversity Report (Proposal 6). The stockholder proposal regarding a Board diversity report must receive the affirmative vote of a majority of the votes cast by stockholders present by webcast or by proxy at the Annual Meeting and entitled to vote at the Annual Meeting.

Q:	WILL THERE BE OTHER MATTERS TO VOTE ON AT THIS ANNUAL MEETING?

A:

We are not aware of any other matters that you will be asked to vote on at the Annual Meeting. Other matters may be voted on if they are properly brought before the Annual Meeting in accordance with our bylaws. If other matters are properly brought before the Annual Meeting, then the named proxies will vote the proxies they hold in their discretion on such matters.

For matters to be properly brought before the Annual Meeting, we must have received written notice, together with specified information, by December 27, 2022.

Q:	WHAT CONSTITUTES A QUORUM?

A:

The holders of a majority of the voting power of the shares of our stock entitled to vote at the Annual Meeting as of the Record Date must be present in person or by proxy at the Annual Meeting in order to hold the Annual Meeting and conduct business. This presence is called a quorum. Failure of a quorum to be represented at the Annual Meeting will necessitate an adjournment or postponement of the meeting and will subject the Company to additional expenses. Votes withheld from any nominee for director, abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum. Your shares are counted as present at the Annual Meeting if you are present and vote online at the Annual Meeting or if you have properly submitted a proxy.

Q:	WHAT IF I ABSTAIN FROM VOTING?

A:

If you attend the meeting by webcast or send in your signed proxy card, you will still be counted for purposes of determining whether a quorum exists. If you abstain from voting on Proposal 1, 2, 3, 4 or 6, your abstention will have no effect on the outcome of the vote or any of such proposals. If you abstain from voting on Proposal 5, your abstention will count as a vote “against” Proposal 5.

Q:	WILL MY SHARES BE VOTED IF I DO NOT SIGN AND RETURN MY PROXY CARD OR VOTE BY TELEPHONE OR OVER THE INTERNET?

A:

If you are a registered stockholder and you do not sign and return your proxy card or vote by telephone or over the Internet, your shares will not be voted at the Annual Meeting. Questions concerning stock certificates and registered stockholders may be directed to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219 or by telephone at (800) 937-5449. If your shares are held in street name and you do not issue instructions to your broker, your broker may vote shares at its discretion on routine matters, but may not vote your shares on non-routine matters. Under applicable stock market rules, Proposal 4 relating to the ratification of the appointment of the independent registered public accounting firm is deemed to be a routine matter and brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owners of the shares. Proposals 1, 2, 3, 5 and 6 are non-routine matters and, therefore, may only be voted in accordance with instructions received from the beneficial owners of the shares.

Q:	WHAT IS A “BROKER NON-VOTE”?

A:

Under the rules, brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares on proposals that are deemed to be routine matters. If a proposal is a non-routine matter, a broker or nominee may not vote the shares on the proposal without receiving instructions from the beneficial owner of the shares. Proposals 1, 2, 3, 5 and 6 are non-routine matters and, therefore, may only be voted in accordance with instructions received from the beneficial owners of the shares. If a broker turns in a proxy card expressly stating that the broker is not voting on a non-routine matter, such action is referred to as a “broker non-vote.”

Q:	WHAT IS THE EFFECT OF A BROKER NON-VOTE?

A:

Broker non-votes will be counted for purposes of determining the presence of a quorum but will have no effect on determining the outcome of proposals 1, 2, 3 or 6. Broker non-votes will have the same effect as a vote “against” Proposal 5.

Q:	HOW DO I VOTE IF MY SHARES ARE REGISTERED DIRECTLY IN MY NAME?

A:

Stockholders may vote by Internet, telephone, mail, or live during the virtual Annual Meeting webcast. Please make sure that you have your Notice or proxy card available and carefully follow the instructions.

You may (i) vote by webcast at the Annual Meeting or (ii) authorize the persons named as proxies on the enclosed proxy card, Scott Kreeger, Stephen L. Cootey and Jeffrey T. Welch, to vote your shares by returning the enclosed proxy card by mail, through the Internet or by telephone.

1.	By Internet: vote your shares online at www.proxyvote.com.

2.	By telephone: call 1-800-690-6903 or the telephone number on your proxy card.

3.	By mail: complete, sign and date your proxy card and return it in the postage-paid envelope.

4.

At the virtual meeting: participate in the Annual Meeting online at www.virtualshareholdermeeting.com/RRR2023 and vote your shares during the Annual Meeting. You will need the 16-digit control number included with these proxy materials to vote during the Annual Meeting.

Internet and telephone voting are available 24 hours a day and will close at 11:59 p.m. Eastern Time on June 7, 2023. Voting will re-open for the duration of the Annual Meeting and votes may be cast on the Internet during the webcast.

Q:	HOW DO I VOTE MY SHARES IF THEY ARE HELD IN THE NAME OF MY BROKER (STREET NAME)?

A:

If your shares are held in street name, you will receive a form from your broker or nominee seeking instruction as to how your shares should be voted. You should contact your broker or other nominee with questions about how to provide or revoke your instructions.

Q:	WHO WILL COUNT THE VOTE?

A:	Broadridge Financial Solutions, Inc. will use an automated system to tabulate the votes. Its representative(s) will also serve as the inspector(s) of election.

Q:	CAN I CHANGE MY VOTE AFTER I RETURN OR SUBMIT MY PROXY?

A:

Yes. Even after you have submitted your proxy, you can revoke your proxy or change your vote at any time before the proxy is exercised by appointing a new proxy or by providing written notice to the Corporate Secretary or acting secretary of the meeting and by voting live during the virtual Annual Meeting webcast. Presence at the Annual Meeting of a stockholder who has appointed a proxy does not in itself revoke a proxy.

Q:	WHAT HAPPENS IF I SUBMIT MY PROXY WITHOUT PROVIDING VOTING INSTRUCTIONS ON ALL PROPOSALS?

A:

Proxies properly submitted will be voted at the Annual Meeting in accordance with your directions. If the properly submitted proxy (other than proxies submitted by an institution subject to New York Stock Exchange Rule 452) does not provide voting instructions on a proposal, the proxy will be voted FOR each of the director nominees (Proposal 1), FOR the advisory vote to approve our executive compensation (Proposal 2), every 1 YEAR for the advisory vote on frequency of future say-on-pay votes (Proposal 3), FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2023 (Proposal 4), FOR approval and adoption of the Amendment to the Company’s Amended and Restated Certificate of Incorporation to limit the liability of certain officers of the Company as permitted by Delaware law (Proposal 5) and AGAINST the stockholder proposal regarding a Board diversity report (Proposal 6).

Q:	WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

A:

We intend to announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the Annual Meeting. All reports we file with the SEC are available when filed. Please see “Where to Find Additional Information” below.

Q:	WHEN ARE STOCKHOLDER PROPOSALS AND STOCKHOLDER NOMINATIONS DUE FOR THE 2024 ANNUAL MEETING?

A:

Under our bylaws and Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Corporate Secretary must receive written notice of a stockholder proposal between October 31,

2023 and December 30, 2023 in order for the proposal to be considered for inclusion in our proxy materials for the 2024 annual meeting of stockholders. The purpose of this requirement is to assure adequate notice of, and information regarding, any such matter as to which stockholder action may be sought. If we receive your notice before October 31, 2023 or after December 30, 2023, then your proposal will be untimely. In addition, your proposal must comply with the procedural provisions of the Exchange Act and our bylaws. In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 9, 2024. If you do not comply with these procedural provisions, your proposal or nomination can be excluded. Should the Board nevertheless choose to present your proposal, the named proxies will be able to vote on the proposal using their best judgment.

BACKGROUND

Our Class A common stock trades on NASDAQ under the symbol “RRR.”

We directly own all of the voting interests in our operating company, Station Casinos LLC (“Station LLC”). We also own an indirect interest in Station LLC through our ownership of Station Holdco, which holds all of the economic interest in Station LLC. Red Rock is the managing member of Station Holdco and at April 12, 2023 held approximately 57.6% of the outstanding LLC Units. Holders of the remaining LLC Units are entitled to exchange the LLC Units, together with an equal number of shares of Class B common stock, for shares of Class A common stock on a basis determined pursuant to the Station Holdco Limited Liability Company Agreement or, at our election, for cash. See “Certain Relationships and Related Party Transactions” for discussion of certain agreements related to our organizational structure.

Shares of Class A common stock and Class B common stock vote as a single class. Holders of shares of Class A common stock are entitled to one vote per share of Class A common stock. Each share of Class B common stock that is held by a holder that, together with its affiliates, owned at least 30% of the outstanding LLC Units of Station Holdco immediately following the consummation of the IPO and, as of the applicable record date, maintains direct or indirect beneficial ownership of at least 10% of the outstanding Class A common stock (determined on an as-exchanged basis assuming that all of the LLC Units (other than LLC Units held by Red Rock) are exchanged for shares of Class A common stock) is entitled to ten votes and each other share of Class B common stock is entitled to one vote. As of the Record Date, an aggregate of 45.4 million shares of Class B common stock that are entitled to ten votes per share at the Annual Meeting were held by the Fertitta Family Entities. All other shares of Class B common stock are entitled to one vote per share. As of the Record Date, the Fertitta Family Entities also held 8.5 million shares of Class A common stock that are entitled to one vote per share at the Annual Meeting that together with the shares of Class B Common Stock held by the Fertitta Family Entities represent approximately 90.2% of the combined voting power of the shares of Class A common stock and Class B common stock outstanding on the Record Date.

CORPORATE GOVERNANCE

Director Independence. The Fertitta Family Entities hold more than 50% of the voting power of our shares eligible to vote. As a result, we are a “controlled company” under NASDAQ corporate governance standards. Under these standards, a company of which more than 50% of the voting power in the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements that (i) a majority of the Board consist of independent directors and (ii) that the Board have compensation and nominating and corporate governance committees composed entirely of independent directors. Although a majority of the members of our Board are independent and our compensation and nominating and corporate governance committees are comprised entirely of independent directors, in the future we may elect not to comply with certain corporate governance requirements that are not applicable to controlled companies.

Our Board affirmatively determines the independence of each director and director nominee in accordance with guidelines it has adopted, which include all elements of independence set forth in the applicable rules of listing standards of NASDAQ. These guidelines are contained in our Corporate Governance Guidelines (the “Guidelines”), which are posted on the Corporate Governance page of our website located at www.redrockresorts.com. In determining that Mr. Lewis is independent, the Board considered the fact that, in the beginning of 2023, the Company entered into a lease agreement with an entity that is affiliated with a real estate company owned by Mr. Lewis’ family. The Board considered the nature of the lease in the context of the overall size and scale of the real estate company, and the fact that this transaction was the result of an arms-length bid process, and determined that this transaction would not impact Mr. Lewis’ ability to exercise independent judgement.

As of the date of this proxy statement, our Board consisted of five members: Frank J. Fertitta III, Lorenzo J. Fertitta, Robert A. Cashell, Jr., Robert E. Lewis and James E. Nave, D.V.M.

Board Meeting and Annual Meeting Attendance. During the last fiscal year, there were ten meetings of the Board. Each director attended at least 90% of the aggregate of the total number of meetings of the Board and committees of the Board of which he was a member during the last full fiscal year.

Diversity. In recruiting and evaluating director candidates, we consider such factors as industry background, financial and business experience, public company experience, other relevant education and experience, general reputation and independence. We also consider diversity, including gender, ethnicity, physical ability and sexual orientation, among other diversity characteristics. We believe that our five member Board structure is highly cost-efficient and that our current Board members have demonstrated their diversity in background and experience in their effective leadership of the Company. While we value diversity and remain continuously open to recruiting well-qualified diverse candidates to our Board, we also intend to continue to evaluate the benefits of adding new members of the Board relative to the additional costs and impacts on Board efficiency that may result from an increase in the size of our Board. In addition, the operation and management of gaming facilities are subject to extensive regulation. Gaming regulatory agencies in certain of the jurisdictions in which we operate may require our directors to maintain licenses. The licensing process is onerous, invasive, time consuming and expensive. We believe that the relatively limited pool of potential directors who are willing to subject themselves, as well as their families, to the rigorous and intrusive process necessary to obtain a gaming license and the demand for qualified diverse candidates will continue to impact our ability to attract certain categories of diverse directors to serve on our Board. As a result of the foregoing factors and the strong qualifications of our present Board, we believe that the current composition of our Board is in the best interest of the Company.

Board Diversity Matrix (as of April 28, 2023)	Female	Male

Total Number of Directors (5)
Part I: Gender Identity		5
Directors
Part II: Demographic Background
White		5

Our Guidelines provide that directors are expected to attend our annual meeting of stockholders. All of our directors attended our 2022 annual meeting of stockholders.

Executive Sessions. Our Guidelines provide that the independent directors shall meet at least twice annually in executive session.

Stockholder Nominees. Our bylaws provide that any stockholder seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must be a stockholder as of the Record Date and (a) must have given timely notice thereof in writing to the secretary of the Company, (b) any such business must be a proper matter for stockholder action under Delaware law and (c) the stockholder and the beneficial owner, if any, on whose behalf any such proposal or nomination is made, must have acted in accordance with representations required by our bylaws. To be timely, a stockholder’s notice must be received by the secretary of the Company not less than 120 nor more than 180 days prior to the one-year anniversary of the date on which the Company first mailed or made available its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if the annual meeting is advanced by more than 30 days, or delayed by more than 60 days after the anniversary of the preceding year’s annual meeting or if no annual meeting was held in the preceding year, to be timely the stockholder notice must be received no later than the close of business on the later of (i) 90 days before such annual meeting or (ii) the tenth day after the day on which public announcement of the date of such meeting is first made. Notwithstanding anything in the preceding sentence to the contrary, in the event that the number of directors to be elected to the Board is increased and there has been no public announcement naming all of the nominees for director or indicating the increase in the size of the Board at least 10 days before the last day a stockholder may deliver notice of nomination in accordance with the preceding sentence, notice required by the bylaws shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary not later than the close of business on the tenth day following the day on which such public announcement is first made. In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than 60 days prior to the one-year anniversary of the date of the preceding year’s annual meeting of stockholders. You should consult our bylaws for more detailed information regarding the process by which stockholders may nominate directors.

Board Committees. Our Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee (the “Nominating Committee”). Our Guidelines provide that all of the committee members shall consist solely of independent directors, as defined and to the extent required by the applicable rules of the SEC and under the listing standards of NASDAQ.

The Board has adopted a written charter for each of its standing committees. The charters for each of these committees are available on the Corporate Governance page of our website located at www.redrockresorts.com.

The chart below reflects the current composition of the standing committees:

Name of Director	Audit	Nominating and Corporate Governance	Compensation
Robert A. Cashell, Jr.	X	X	X
Robert E. Lewis	X	X	X
James E. Nave, D.V.M.	X	X	X

Audit Committee

Our Audit Committee consists of James E. Nave, D.V.M. (Chairman), Robert A. Cashell, Jr. and Robert E. Lewis. The Board has determined that Dr. Nave qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and that each of Dr. Nave and Messrs. Cashell and Lewis are “independent” for purposes of Rule 10A-3 of the Exchange Act and under applicable listing standards. The Board has determined that the composition of its Audit Committee satisfies the independence requirements of the SEC and the applicable listing standards. Our Audit Committee met on eight occasions during 2022.

The purpose of the Audit Committee is to oversee the Company’s corporate accounting and financial reporting processes. Pursuant to its charter, the primary responsibilities and functions of the Audit Committee are, among other things, to:

•

approve in advance all auditing services, including the comfort letters in connection with securities offerings and various non-audit services permitted by applicable law to be provided to the Company by its independent auditors;

•	evaluate the Company’s independent auditor’s qualifications, independence and performance;

•	determine and approve the engagement and compensation of the Company’s independent auditor;

•	meet with the Company’s independent auditor to review and approve the plan and scope for each audit and review and recommend action with respect to the results of such audit;

•

evaluate annually the Company’s independent auditor’s internal quality-control procedures and all relationships between the independent auditor and the Company or any of its subsidiaries which may impact their objectivity and independence;

•	monitor the rotation of partners and managers of the independent auditor, as required;

•	review the Company’s consolidated financial statements;

•	review the Company’s critical accounting policies and estimates, including any significant changes in the Company’s selection or application of accounting principles;

•

review analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements;

•	resolve any disagreements between management and the independent auditor regarding financial reporting;

•	review and discuss with the Company’s independent auditor and management the Company’s audited financial statements, including related disclosures;

•	discuss with the Company’s management and independent auditor the results of the Company’s annual audit and the review of the Company’s audited financial statements;

•

establish and oversee procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	retain, in its sole discretion, its own advisors.

Compensation Committee

Our Board has established a Compensation Committee whose members are Robert E. Lewis (Chairman), Robert A. Cashell, Jr. and James E. Nave, D.V.M. The Board has determined that each of these directors is independent under applicable listing standards and qualifies as a non-employee director for purposes of Rule 16b-3 under the Exchange Act. Our Compensation Committee met on nine occasions during 2022.

Pursuant to its charter, the primary responsibilities and functions of our Compensation Committee are, among other things, to:

•

evaluate the performance of executive officers in light of certain corporate goals and objectives and determine and approve or, if the Compensation Committee deems appropriate, recommend to the Board for approval, the compensation packages of those officers;

•	review periodically the Company’s executive compensation programs or arrangements;

•	recommend to the Board compensation programs for directors based on the practices of similarly situated companies;

•	counsel management with respect to personnel compensation policies and programs;

•	review and approve all equity compensation plans of the Company;

•	oversee the Company’s assessment of any risks arising from its compensation programs and policies likely to have a material adverse effect on the Company;

•	prepare an annual report on executive compensation for inclusion in our proxy statement;

•	review and approve the creation or revision of any clawback or recoupment policies; and

•	retain, in its sole discretion, its own advisors.

See “Executive Compensation—Compensation Discussion and Analysis” for a further discussion of the role of the Compensation Committee.

Nominating and Corporate Governance Committee

Our Board has established a Nominating and Corporate Governance Committee whose members are Robert A. Cashell, Jr. (Chairman), Robert E. Lewis and James E. Nave, D.V.M. The Board has determined that each of these directors is independent under applicable listing standards and qualifies as a non-employee director for purposes of Rule 16b-3 under the Exchange Act. Our Nominating Committee met on two occasions during 2022.

Pursuant to its charter, the primary responsibilities and functions of the Nominating Committee shall be to provide assistance to the Board, including, among other things, with regard to the following:

•

recommending to the Board for approval, overseeing the implementation and effectiveness of, recommending modifications as appropriate to and reviewing Company disclosures concerning, the Company’s policies and procedures for identifying and reviewing Board nominee candidates;

•

identifying individuals qualified to become members of the Board, consistent with the criteria selected by the Board, and selecting or recommending that the Board select, the candidates for all directorships to be filled by the Board or by the stockholders at an annual or special meeting;

•

reviewing and evaluating the qualifications of any person submitted to be considered for nomination to the Board, including those recommended by stockholders pursuant to the procedures described in the Company’s proxy statement;

•

considering questions of independence and possible conflicts of interest and assisting the Board in making determinations as to the independence of directors as well as the financial literacy and expertise of Audit Committee members and nominees who may be asked to serve on the Audit Committee;

•	establishing criteria for committee membership and recommending directors to serve on each committee;

•

reviewing annually with the Board and making recommendations regarding the Board’s composition, as a whole, to ensure that the Board includes the right mix and balance of skill sets, financial acumen, general and specialized business experience and expertise, industry knowledge, diversity (such as, and including but not limited to, gender, race/ethnicity, age, geographic location and nationality), leadership abilities, high ethical standards, independence, sound judgment, interpersonal skills, overall effectiveness and other desired qualities;

•	conducting an annual evaluation and review of the performance of existing directors;

•	reviewing and monitoring compliance with, and the effectiveness of, the Guidelines and the Company’s Code of Ethics (as defined below);

•

monitoring our corporate governance principles and practices and making recommendations to our Board regarding governance matters, including the certificate of incorporation, our bylaws and charters of our committees; and

•	retaining, in its sole discretion, its own advisors.

Stockholder Communications with the Board. Stockholders may send communications to our Board by writing to Red Rock Resorts, Inc., 1505 South Pavilion Center Drive, Las Vegas, Nevada 89135, Attention: Board of Directors.

Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee has ever been an officer or employee of the Company or any of its subsidiaries. None of the Company’s named executive officers (as set forth under “Executive Officers”) has ever served as a director or member of a compensation committee (or other Board committee performing equivalent functions) of another entity, one of whose executive officers served in either of those capacities for the Company. During 2022, no member of the Compensation Committee had a relationship that must be described under the SEC rules relating to disclosure of related-person transactions.

Board Leadership Structure. Our current leadership structure permits the roles of Chairman of the Board and CEO to be filled by the same or different individuals. Frank J. Fertitta III is Chairman of the Board and CEO of the Company. Our Board has determined this structure to be in the best interests of the Company and its stockholders at this time due to Mr. Fertitta’s extensive knowledge of the Company and the gaming industry, as well as fostering greater communication between our management and the Board.

Furthermore, James E. Nave, D.V.M. has been designated as our lead independent director. As the Board’s lead independent director, Dr. Nave holds a critical role in assuring effective corporate governance and in managing the affairs of our Board. Among other responsibilities, Dr. Nave will:

•	preside over executive sessions of the Board and over Board meetings when the Chairman of the Board is not in attendance;

•

consult with the Chairman of the Board and other Board members on corporate governance practices and policies, and assume the primary leadership role in addressing issues of this nature if, under the circumstances, it is inappropriate for the Chairman of the Board to assume such leadership;

•	meet informally with other outside directors between Board meetings to assure free and open communication within the group of outside directors;

•	assist the Chairman of the Board in preparing the Board agenda so that the agenda includes items requested by non-management members of our Board;

•	administer the annual Board evaluation and reporting the results to the Nominating Committee; and

•	assume other responsibilities that the non-management directors might designate from time to time.

The Board will periodically review the leadership structure and may make changes in the future.

Board Risk Oversight. The Board is actively involved in oversight of risks that could affect the Company. The Board expects to continue to satisfy this responsibility through full reports by each committee chair (principally, the Audit Committee chair) regarding such committee’s considerations and actions, as well as through regular reports directly from the officers responsible for oversight of particular risks within the Company.

The Audit Committee is primarily responsible for overseeing the risk management function at the Company on behalf of the Board. In carrying out its responsibilities, the Audit Committee will continue to work closely with management. The Audit Committee meets at least quarterly with members of management and, among other things, receives an update on management’s assessment of risk exposures (including risks related to liquidity, credit and operations, among others). The Audit Committee chair provides periodic reports on risk management to the full Board.

In addition to the Audit Committee, the other committees of the Board consider risks within their areas of responsibility. For example, the Compensation Committee considers risks that may be implicated by the Company’s executive compensation programs. The Compensation Committee does not believe that risks relating to its compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

Code of Ethics. We have a Code of Business Conduct and Ethics, which is applicable to all of our directors, officers and employees (the “Code of Ethics”). The Code of Ethics is available on the Corporate Governance page of our website located at www.redrockresorts.com. To the extent required pursuant to applicable SEC regulations, we intend to post amendments to or waivers from our Code of Ethics (to the extent applicable to our CEO, principal financial officer or principal accounting officer) at this location on our website or report the same on a Current Report on Form 8-K. Our Code of Ethics is available free of charge upon request to our Corporate Secretary, Red Rock Resorts, Inc., 1505 S. Pavilion Center Dr., Las Vegas, Nevada 89135.

2022 Director Compensation

Members of the Board who are employees of the Company do not receive compensation for their service on the Board.

The following table sets forth information regarding non-employee director compensation for 2022.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	All Other Compensation($)(b)	Total ($)
Robert A. Cashell, Jr.	138,750	184,981	18,279	342,010
Robert E. Lewis	141,250	184,981	18,279	344,510
James E. Nave	175,000	184,981	18,279	378,260

(a)

Amount reflects the grant date fair value of the stock awards granted during 2022, computed in accordance with Accounting Standards Codification 718 (“ASC Topic 718”), rather than the amounts paid to or realized by the named individual. A total of 3,878 restricted shares were granted to each non-employee director on March 3, 2022, which shares were held by each non-employee director on December 31, 2022, and which shares fully vested on March 3, 2023.

(b)	All other compensation consisted of special cash dividends paid on stock awards that vested during the year.

Non-Employee Director Compensation Structure

In making determinations regarding non-employee director compensation, the Board reviews and considers the reports and recommendations of Pay Governance LLC (“Pay Governance”). Our non-employee director compensation program is structured as follows.

Amount($)
Base Annual Retainer, all non-employee Board members	100,000
Annual Stock Award*	185,000
Audit Committee Chairman base fee	35,000
Audit Committee Member base fee	15,000
Compensation Committee Chairman base fee	25,000
Compensation Committee Member base fee	10,000
Nominating and Governance Committee Chairman base fee	17,500
Nominating and Governance Committee Member base fee	5,000
Lead Independent Director base fee, in addition to Board membership	30,000

*	Represents the approximate target grant date fair value of annual stock awards.

Directors are reimbursed for reasonable expenses to attend Board and committee meetings.

On April 23, 2019, the Board approved a proposal to include in the Amended and Restated 2016 Equity Incentive Plan (the “Equity Incentive Plan”) a limit of $750,000 on the total amount of compensation that can be paid to any non-employee director in respect of any fiscal year. The Equity Incentive Plan was approved by stockholders at the 2019 annual meeting of stockholders.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under Public Company Accounting Oversight Board standards. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with it the firm’s independence from the Company and its management. The Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services to us is compatible with its independence.

The Audit Committee discussed with our internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of the audits of the financial statements, the effectiveness of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, and the overall quality of our financial reporting, and reports to the Board on its findings.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in our filing with the Securities and Exchange Commission of our Annual Report on Form 10-K, for the year ended December 31, 2022.

James E. Nave, D.V.M., Chairman

Robert A. Cashell, Jr.

Robert E. Lewis

April 28, 2023

PROPOSAL 1—ELECTION OF DIRECTORS

The current Board consists of five directors. Our Board recommends that the nominees listed below be elected as members of the Board at the Annual Meeting.

Pursuant to our certificate of incorporation, our Board shall be of one class and each director shall serve until his or her successor shall have been duly elected and qualified or, if earlier, until his or her death, resignation or removal. If a nominee becomes unable or unwilling to accept nomination or election, the person or persons voting the proxy will vote for such other person or persons as may be designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board. The Board has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected.

The following is a brief description of the background and business experience of each of our directors and nominees:

Name	Age	Director Since	Position(s)
Frank J. Fertitta III*	61	2015	Director
Lorenzo J. Fertitta*	54	2015	Director
Robert A. Cashell, Jr.	57	2015	Director
Robert E. Lewis	77	2015	Director
James E. Nave. D.V.M.	78	2015	Director

*	Frank J. Fertitta III and Lorenzo J. Fertitta are brothers.

Nominees

Frank J. Fertitta III. Mr. Fertitta has served as CEO of Red Rock and the Chairman of the Board since September 2015. Mr. Fertitta has also served as CEO of Station LLC since June 2011 and served as a member of Station Holdco’s board of directors from June 2011 until Station Holdco became member managed in connection with the IPO. Mr. Fertitta also served as President of Station LLC from January 2011 to October 2012. Mr. Fertitta served as Chairman of the board of directors of Station Casinos Inc., the Company’s predecessor (“STN”) from February 1993, CEO of STN from July 1992 and President of STN from July 2008, in each case through June 2011; Mr. Fertitta also served as President of STN from 1989 until July 2000. He has held senior management positions since 1985, when he was named General Manager of Palace Station. He was elected a director of STN in 1986, at which time he was also appointed Executive Vice President and Chief Operating Officer. Mr. Fertitta was also the co-owner of Fertitta Entertainment until the time it was acquired by Station LLC in May 2016, serving as the CEO since April 2011, and the co-owner of Zuffa, LLC until it was sold in August 2016. We believe that Mr. Fertitta’s experience and business expertise in the gaming industry, as well as his position as one of our principal equityholders, give him the qualifications and skills to serve on the Board.

Lorenzo J. Fertitta. Mr. Fertitta has served as a member of the Board since its formation in September 2015 and Vice Chairman of the Board since January 2017. He served as a member of Station Holdco’s board of directors from June 2011 until Station Holdco became member managed in connection with the IPO. Mr. Fertitta served as Vice Chairman of the board of directors of STN from December 2003 and as a director from 1991, in each case through June 2011. Mr. Fertitta also served as President of STN from July 2000 until June 2008. Mr. Fertitta was also the co-owner of Fertitta Entertainment until the time it was acquired by Station LLC in May 2016 and the co-owner of Zuffa, LLC until it was sold in August 2016 and served as Chairman and CEO of Zuffa, LLC from June 2008 until August 2016. From 1991 to 1993, he served as Vice President of STN. Mr. Fertitta served as President and CEO of Fertitta Enterprises, Inc. from June 1993 to July 2000, where he was responsible for managing an investment portfolio consisting of marketable securities and real property. Mr. Fertitta served as a member of the board of directors of the Nevada Resort Association from 2001 to 2008. Mr. Fertitta served as a director of the American Gaming Association from December 2005 to May 2008 and as a commissioner on the Nevada State Athletic Commission from November 1996 until July 2000. We believe that Mr. Fertitta’s experience and business expertise in the gaming industry, as well as his position as one of our principal equityholders, give him the qualifications and skills to serve on the Board.

Robert A. Cashell, Jr. Mr. Cashell has served as a member of the Board since its formation in September 2015 and served as a member of Station Holdco’s board of directors from June 2011 until Station Holdco became member managed in connection with the IPO. He has been involved in the gaming industry for over 40 years, beginning in management training in 1979 at Boomtown Hotel and Casino in northern Nevada. From 1991 through 1995, Mr. Cashell served as General Manager of the Horseshoe Club in Reno, Nevada. Since 1995, Mr. Cashell also served as President of Northpointe Sierra, Inc. which owned a large travel center and casino in Sparks, Nevada and operated five casinos within the Travel Centers of America and Petro Travel Centers brands in northern and southern Nevada under the brand name Alamo Casino. Since 2001, Mr. Cashell has owned and served as President of Topaz Lodge and Casino in Gardnerville, Nevada. Between 2003 and 2007, Mr. Cashell managed other gaming properties in Nevada on behalf of owners and investment groups. Mr. Cashell is the owner and President of Robert Parker, Inc., which operates the Winners Inn, Pete’s Gambling Hall, Winnemucca Inn and the Sundance Casino in Winnemucca, Nevada. Mr. Cashell is the managing member of Longley Partners, LLC, which owns and operates convenience stores, car washes and Chevron fueling facilities in Reno, Nevada. Mr. Cashell is also a shareholder and director of Winners Gaming, Inc. which operates a gaming route operation in northern Nevada with approximately 60 locations. From 2000 through 2019, Mr. Cashell served as the Chairman of Heritage Bancorp and Heritage Bank of Nevada headquartered in Reno, Nevada until the bank was merged with Glacier Bank and became a division of Glacier Bancorp in 2019. Mr. Cashell is a member of the Glacier Bank and Glacier Bancorp board of directors, serves on its Audit, Compensation and Corporate Governance Committees and is the chairman of its corporate Compliance Committee. Mr. Cashell has been active in local communities and the gaming industry serving on several community boards and trade associations. Mr. Cashell has held numerous gaming licenses issued by the state of Nevada and we believe that Mr. Cashell’s experience and business expertise in the gaming industry give him the qualifications and skills to serve on the Board.

Robert E. Lewis. Mr. Lewis has served as a member of the Board since its formation in September 2015 and served as a member of Station Holdco’s board of directors from June 2011 until Station Holdco became member managed in connection with the IPO and as a director of STN from May 2004 until November 2007. While a Director of STN, he served on the Audit and Governance and Compensation Committees. Mr. Lewis has served as president of the Nevada Division of Lewis Management Corp., a builder and owner of rental communities, shopping centers, office buildings and industrial parks of distinction, since December 1999. Mr. Lewis became the president of the Nevada Region of Kaufman and Broad Home Corporation upon the merger of Lewis Homes Management Corp. and Kaufman and Broad Home Corporation in January 1999. He served in that capacity until December 1999. Prior to the merger, Mr. Lewis ran the Nevada operations of the Lewis Homes group of companies and its affiliates for 25 years. He has served as a director for the National Association of Home Builders and as a director and President of the Southern Nevada Home Builders Association from 1987 to 1988. Mr. Lewis served on the Executive Committee of the Nevada Development Authority, served as its Legislative Committee Co-Chairman for a number of years, and was its Secretary from 1995 to 1997. He served as the Chairman of the Las Vegas District Council of the Urban Land Institute from 2002 to 2005 and served on the Clark County Community Growth Task Force from 2004 to 2005. We believe that Mr. Lewis’s experience and business expertise give him the qualifications and skills to serve on the Board.

James E. Nave, D.V.M. Dr. Nave has served as a member of the Board since its formation in September 2015 and served as a member of Station Holdco’s board of directors from June 2011 until Station Holdco became member managed in connection with the IPO and as a director of STN from March 2001 until June 2011. During that period, he was the Chairman of the Audit Committee and served on the Governance and Compensation Committees. Dr. Nave has been an owner of the Tropicana Animal Hospital since 1974 and has been the owner and manager of multiple veterinary hospitals since 1976. Dr. Nave served on the board of directors of Bank of Nevada (formerly Bank West of Nevada) from 1994 to January 2014. Dr. Nave served on the board of directors of Western Alliance Bancorporation from 2003 to 2020 and served as chairman of the compensation committee from 2003 to 2013, as a member of the audit committee from 2003 to 2015 and as a member of the financial investment committee from 2016 to 2019. Dr. Nave also served as the Director of International Affairs for the American Veterinary Medical Association (the “AVMA”) from July 2001 to July 2013. Previously Dr. Nave served as the Globalization Liaison Agent for Education and Licensing of the AVMA, and he was also the Chairperson of the AVMA’s National Commission for Veterinary Economics Issues from 2001 through July 2007. In addition, Dr. Nave is a member and past President of the Nevada Veterinary Medical Association, the Western Veterinary Conference and the American Veterinary Medical Association. He is also a member of the Clark County Veterinary Medical Association, the National Academy of Practitioners and the American Animal Hospital Association, a member of the board of directors of the Animal Dermatology Group and previously served on the Executive Board of the World Veterinary Association. Dr. Nave was the chairman of the University of Missouri College of Veterinary Medicine Development Committee from 1984 to 1992. He was also a member of the Nevada State Athletic Commission from 1988 to 1999 and served as its chairman from 1989 to 1992 and from 1994 to 1996. We believe that Dr. Nave’s financial and business expertise, including his diversified background of managing and directing a variety of public and private organizations, give him the qualifications and skills to serve on the Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

PROPOSAL 2—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

We urge stockholders to read the “Executive Compensation—Compensation Discussion and Analysis” beginning on page 24 of this proxy statement, which describes in detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, beginning on page 32 of this proxy statement, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Executive Compensation—Compensation Discussion and Analysis” have been effective in achieving our compensation objectives and are designed to appropriately align with the Company’s performance and overall business and strategic objectives.

In accordance with Section 14A of the Exchange Act, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, as set forth in this proxy statement for the Annual Meeting.”

Because this advisory vote, commonly referred to as a “say-on-pay” resolution, is non-binding on the Company, the Board and the Compensation Committee, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions of the Company, the Board or the Compensation Committee. Additionally, it will not create or imply any change to the fiduciary duties of, or create or imply any additional duties for, the Company, the Board or the Compensation Committee and it will not restrict or limit the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation. The “say-on-pay” proposal is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies, practices, and plans described in this proxy statement. Although non-binding, the Compensation Committee will carefully review and consider the voting results when making future decisions regarding our executive compensation program.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL 3—ADVISORY VOTE ON THE FREQUENCY OF “SAY-ON-PAY” VOTES

Section 14A of the Exchange Act provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preferences as to how frequently we should seek advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC. By voting with respect to this Proposal 3, stockholders may indicate whether they would prefer that we conduct advisory votes on executive compensation every one year, every two years, or every three years. Stockholders also may, if they desire, abstain from casting a vote on this proposal. Unless the Board determines otherwise, the next say-on frequency vote will occur at the annual meeting of stockholders held in 2029.

After careful consideration of the various arguments supporting each frequency level, the Board has determined that holding an advisory “say-on-pay” vote every “1 year” on our executive compensation continues to be the most appropriate policy for the Company because it allows stockholders to provide current input on our policies and practices for compensation of our named executive officers as disclosed in our proxy statement each year. The Board recommends that stockholders vote for advisory “say-on-pay” votes on our executive compensation to occur once every year.

In accordance with Section 14A of the Exchange Act, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the option of once every one year, two years, or three years that receives the affirmative vote of a majority of the votes cast by stockholders present by webcast or by proxy at the Annual Meeting and entitled to vote at the Annual Meeting will be the frequency that stockholders approve will be determined to be the preferred frequency with which the Company is to hold a stockholder vote to approve the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

This vote is advisory and not binding on the Company or the Board in any way. However, the Board will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct future say-on-pay votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs. Also, as a controlled company, Red Rock’s controlling stockholders will be able to effectively weigh in on compensation, on the stockholders’ behalf, on a continuing basis.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one year, every two years, or every three years, or abstaining).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE OPTION OF EVERY “1 YEAR” AS THE FREQUENCY OF FUTURE SAY-ON-PAY VOTES.

EXECUTIVE OFFICERS

Executive officers are elected annually and serve at the discretion of our Board and each holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. Executive officers and their ages as of the date of this proxy statement are:

Name	Age	Position
Frank J. Fertitta III	61	Chairman of the Board and Chief Executive Officer
Scott Kreeger	57	President
Stephen L. Cootey	54	Executive Vice President, Chief Financial Officer and Treasurer
Jeffrey T. Welch	61	Executive Vice President and Chief Legal Officer
Robert A. Finch	63	Executive Vice President and Chief Operating Officer

Frank J. Fertitta III. Mr. Fertitta serves as Chairman of the Board and CEO. His business experience is discussed above in “Proposal 1—Election of Directors.” He is the brother of Lorenzo J. Fertitta, who serves as Vice Chairman of the Board.

Scott Kreeger. Mr. Kreeger has served as President since February 2022. Prior to his appointment as President, Mr. Kreeger served the Company in the role of Senior Vice President of Development since rejoining the Company in September 2021 from Galaxy Entertainment Group in Macao, where he was Director of Operations Development, New Resorts from January 2018. Mr. Kreeger originally joined Station Casinos in 2000 and held a number of key senior positions in operations, property management, marketing, technology and Native American gaming before leaving to join Revel Resort and Casino as President and Chief Operating Officer in July 2013. Mr. Kreeger remained at Revel until the sale of that property and then joined SLS Las Vegas Resort and Casino where he was employed from October 2014 through December 2017 as President and Chief Operating Officer.

Stephen L. Cootey. Mr. Cootey has served as Executive Vice President, Chief Financial Officer and Treasurer of Red Rock since May 2017. Mr. Cootey joined the Company in March 2017 and served as Executive Vice President and Chief Administrative Officer prior to assuming his current role. Mr. Cootey served as the Chief Financial Officer of Wynn Resorts Ltd. from May 2014 to March 2017, its Treasurer from February 2014 to March 2017 and its Senior Vice President from January 2014 to May 2014. He served as Senior Vice President of Corporate Finance at Las Vegas Sands Corporation from March 2012 to December 2013 and its Vice President of Corporate Finance from October 2009 to March 2012. From June 2004 to October 2009, he was a Partner and Senior Research Analyst of Prides Capital, LLC. He served as Vice President of Credit Suisse First Boston from 2001 to 2004.

Jeffrey T. Welch. Mr. Welch has served as Executive Vice President and Chief Legal Officer of Red Rock since June 2017. Mr. Welch joined the Company from Deutsche Bank AG, where he had served as Managing Director and Senior Counsel since 2003, as Director and Counsel from 1997 to 2003 and as Vice President and Counsel from 1993 to 1997. In addition, Mr. Welch served as Deutsche Bank’s representative on the board of directors of Station Holdco from 2013 to 2016. Prior to joining Deutsche Bank, Mr. Welch was an associate at White & Case from 1988 to 1993. Mr. Welch is a member of the board of directors of the Nevada Resort Association, a member of the New York State Bar and a member of the Nevada Bar Association.

Robert A. Finch. Mr. Finch has served as Executive Vice President and Chief Operating Officer of Red Rock since February 2019. Mr. Finch initially joined the Company’s predecessor in 1983 and, other than a period from 1986 to 1994 when he worked at the Las Vegas Hilton, has served the Company or its predecessors continuously since then. Prior to assuming his current role, Mr. Finch served the Company as Senior Vice President and General Manager of Green Valley Ranch Resort Casino Spa and as Senior Vice President of Native American Operations. Prior to that, commencing in 1998 Mr. Finch served as Vice President and General Manager of various properties owned by the Company or its predecessors. From 1994 to 1998, Mr. Finch served as a shift manager, director of operations and assistant general manager at various of the Company’s predecessors’ properties. Mr. Finch began his career with the Company as a dealer at Bingo Palace, the Company’s original property.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Our core strategy for delivering value to stockholders is centered on attracting customers to our gaming and non-gaming offerings, which include restaurants, hotels and other entertainment amenities. Key components of our strategy include:

•	Providing a high quality, value-oriented gaming and entertainment experience.

•	Generating revenue growth through targeted marketing and promotional programs.

•	Maximizing business profitability through operational excellence and cost management.

•	Utilizing a flexible capital structure to drive growth and equity holder returns.

•	Maintaining positive employee relations that instill a sense of loyalty among our employees.

•	Providing management and development services to Native American gaming projects.

The executive compensation program described in this section was designed to focus our management team on implementing and achieving that strategy.

Executive Compensation Practice Highlights

We employ a number of plan design features and practices that are intended to strengthen the alignment of our executive compensation program with stockholder value.

What We Do	What We Don’t Do
✓ Independent Compensation Committee	☒ Do not reprice or repurchase options without stockholder approval (other than in connection with certain adjustments permitted under our equity compensation plan)

✓ Stockholder “say-on-pay” votes on an annual basis	☒ No pension/supplemental retirement plan payouts for named executive officers

✓ Executive session without management at Compensation Committee meetings	☒ No liberal change in control definition in individual contracts or equity plans which could result in payments to named executive officers without an actual change in control occurring

✓ Robust stock ownership guidelines	☒ No change in control severance payments without involuntary job loss or adverse employment changes

✓ Compensation clawback to the extent required by applicable law that applies to our cash and equity incentives	☒ No excessive severance/change in control payments and benefits

✓ Historically have awarded a significant percentage of long-term incentive value in stock options that align with stockholder value

✓ Annual compensation review

Say-on-Pay

Our stockholders holding approximately 99% of the votes cast at the 2022 annual meeting of stockholders approved the compensation of the 2021 named executive officers. The Board considered the strong stockholder support and no significant changes to our existing compensation programs were made as a result of this vote. However, the Compensation Committee and the Board will consider the outcome of future stockholder advisory votes, including the vote that will take place at the Annual Meeting, when it makes compensation decisions for our named executive officers in the future.

Executive Compensation Philosophy

The Compensation Committee believes that attracting, motivating and retaining a team of high-performing executives with strong industry expertise is critical to advancing the interests of stockholders and maximizing stockholder value. To promote these objectives, the Compensation Committee is guided by the following principles in developing our executive compensation program and in making pay decisions:

•

Key Talent. The pay program should enable the Company to attract individuals with the background, experience and talent required to lead the development and successful implementation of the Company’s business strategy.

•

Long-term Orientation. Long-term incentives should require longer-than-typical service in order to vest, and the mix of incentives should place emphasis on long-term sustainable growth and profitability.

•

Total Compensation Context. Decisions on pay levels and increases for executives should be made in the context of total compensation relative to pay practices of competitors for key talent and in consideration of sustained individual performance, scope of responsibilities, knowledge and experience, and internal parity among executives where appropriate.

The Compensation Committee regularly assesses the Company’s executive compensation program to ensure that it remains aligned with the Company’s business strategy and that it is effective in supporting the Company’s talent needs.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes the compensation of the following executives, who were our named executive officers (“NEOs”) in 2022:

Name	Title
Frank J. Fertitta III	Chairman of the Board and CEO
Scott Kreeger	President
Stephen L. Cootey	Executive Vice President, Chief Financial Officer and Treasurer
Jeffrey T. Welch	Executive Vice President and Chief Legal Officer
Robert A. Finch	Executive Vice President and Chief Operating Officer

Program Overview

Each component of our typical executive compensation program and the related rationale are highlighted below:

Form of Compensation	Rationale/Purpose
Base salary

•  Provides a competitive, fixed level of cash compensation to attract and retain talented and skilled senior executives.

•  Recognizes sustained performance, capabilities, job scope, knowledge and experience, and supports internal pay equity.

Form of Compensation	Rationale/Purpose

Annual cash incentives

•  Motivates and rewards achievement of annual objectives that drive stockholder value.

•  Rewards achievement of financial and other operating goals that provide the foundation for future growth and profitability.

Stock options	• Aligns executives with stockholders on gains in equity value. • Encourages retention through time-based vesting over four years and a seven-year period to exercise the options.

Restricted stock	• Provides retention motivation through awards of Company shares. • Encourages executive retention through time-based vesting over four years.

Executive benefits and certain perquisites

•  Facilitates executive health and focus on our business by providing supplemental executive medical and life insurance benefits and tax preparation service and ensures stability of business by providing, in the case of Mr. Fertitta only, certain personal security services.

How We Make Compensation Decisions

Role of the Compensation Committee. The Compensation Committee oversees the development and administration of our executive compensation program, including the underlying philosophy and related policies. The Compensation Committee’s responsibilities and its process for determining the compensation of our executives include the following:

•

Annual Program Assessment. Assess the Company’s executive compensation program to ensure that it is aligned with the Company’s business strategy and is effective in supporting the Company’s talent needs; solicit recommendations for changes from management and our compensation consultant as appropriate; and recommend to the full Board the specific plan designs and features to be implemented or utilized.

•

Performance Goals. Where appropriate, review and approve corporate and strategic goals and objectives relevant to the compensation of the CEO and the other NEOs and assess the performance of our NEOs against those goals.

•	Equity Awards. Review and approve all equity compensation awards granted by the Company, and review the impact of equity awards on dilution of stockholders relative to peer practices.

•

Compensation Decisions. Determine and approve or, if the Committee deems appropriate, recommend to the Board for approval, compensation levels, including base salary, incentive opportunities, and other benefits, of the CEO and the Company’s other executive officers; consider all relevant information, including the Company’s overall performance, shareholder return, the performance of the Company’s business segments, the achievement of specific corporate goals and objectives, the achievement of any specific individual goals that have been assigned, individual performance on job duties, compensation previously provided, compensation of other executives of the Company, employment agreement terms, and competitor compensation levels, in connection with making such determinations and developing such recommendations; and review and approve individual grants of equity awards to our executive officers. In addition, the Compensation Committee considers, as appropriate, views expressed by stockholders on executive compensation matters, including the results of stockholder advisory votes on executive compensation.

•

Compensation Risk Assessment. Periodically review the risks and rewards associated with the Company’s compensation programs, and ensure that the Company’s executive compensation program includes plan design features that mitigate risk without diminishing the incentive nature of the compensation, and encourages and rewards prudent business judgment and appropriate risk-taking over the short term and the long term. Based on this assessment, the Company does not believe that risks relating to its compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

Role of Executive Officers. The CEO makes recommendations to the Compensation Committee on plan design, financial and applicable strategic performance goals, performance and compensation of other NEOs, and management transitions and succession. No executive officer is otherwise involved in the NEO compensation determinations, and all such determinations are made by the Compensation Committee or the Board, as applicable.

Role of Compensation Consultant. Pursuant to its charter, the Compensation Committee has the authority to retain independent consultants to provide advice to the Compensation Committee. Since July 2016, the Compensation Committee has retained Pay Governance to assist the Compensation Committee in performing its duties. Pay Governance does not provide other services to the Company or the Company’s management. Pay Governance advises the Compensation Committee with respect to compensation trends and best practices, competitive pay levels, equity grant practices and competitive levels, peer group and equity incentives.

Independence of the Compensation Consultant. Prior to receiving advice from Pay Governance, the Compensation Committee determined that Pay Governance is independent after considering all relevant factors, including the factors set forth in Rule 10C-1 of the Exchange Act and applicable NASDAQ listing standards.

Delegations of Authority. The Compensation Committee has the authority to form and delegate authority to subcommittees to perform certain of its duties on its behalf including, to the extent permitted by applicable law and listing standards, the delegation to a subcommittee consisting of officers of the Company the authority to grant stock options and equity awards to individuals who are not subject to Section 16 of the Exchange Act.

Role of Peer Group. The Compensation Committee uses a compensation “Peer Group”, typically based on the S&P 1500 Casino and Gaming Index, to monitor the compensation practices of our primary competitors for executive talent. The Compensation Committee does not use the Peer Group to formally benchmark compensation levels.

The Company’s 2022 Peer Group is listed below. All peer companies were engaged in the gaming, gaming equipment or hospitality businesses.

Company	Primary Business
	Gaming Equipment	Gaming	Hospitality
Las Vegas Sands Corporation		✓
MGM Resorts International		✓
Wynn Resorts, Limited		✓
International Game Technology	✓
Penn National Gaming, Inc.		✓
Light & Wonder, Inc.	✓
Hyatt Hotels Corporation			✓
Boyd Gaming Corporation		✓
Vail Resorts, Inc.			✓
Caesars Entertainment, Inc.		✓
Choice Hotels International			✓
Marriott Vacations Worldwide			✓
Churchill Downs		✓

The peer companies have revenue and market capitalization in a broad range around that of Red Rock, but the Compensation Committee believes these are the companies that compete for talent with the requisite experience and capabilities to be successful in a highly competitive and specialized industry like gaming.

Fiscal Year 2022 Executive Compensation Program and Pay Decisions

Base Salaries. Each of the employment agreements with each of our current NEOs sets forth an annual base salary effective as of the NEO’s date of hire. The Compensation Committee reviews base salaries annually, and considers, among other things, significant increases in position, responsibilities, demonstrated capabilities and sustained individual performance, as well as whether any significant gaps in internal pay equity or external pay competitiveness exist.

The base salaries for NEOs employed by the Company are as shown below.

Name	FY 2021 Base Salary	FY 2022 Base Salary	% Change

Frank J. Fertitta III	$1,000,000	$1,000,000	0%

Scott Kreeger	N/A	$1,100,000	N/A

Stephen L. Cootey	$ 750,000	$ 800,000	6.7%

Jeffrey T. Welch	$ 700,000	$ 750,000	7.1%

Robert A. Finch	$ 650,000	$ 650,000	0%

Annual Cash Incentives. Our NEOs are eligible to receive annual cash incentives. As a foundation for the annual incentive program, the Compensation Committee sets individual incentive opportunities, expressed as a percentage of each individual’s base salary at year-end. Mr. Kreeger’s target bonus percentage is established pursuant to his employment agreement as 125% of his annual base salary. Each of our other NEO’s target bonus percentage is established pursuant to his employment agreement as 100% of his annual base salary. The target incentive opportunities are reviewed by the Compensation Committee each year.

At the end of 2022, the Compensation Committee conducted a holistic review of the operational performance of the Company and the individual performance of the NEOs in order to determine the 2022 annual bonus amounts to be awarded to each of the NEOs. The amounts awarded for 2022 are shown in the “Bonus” column of the 2022 Summary Compensation Table. For Messrs. Fertitta, Kreeger, Cootey, Welch and Finch, the Compensation Committee determined annual bonus amounts for 2022 after taking into consideration a number of factors, including (i) the Company’s sustained success during and after the COVID-19 pandemic, (ii) the need to retain these executives in order to successfully continue the Company’s operations, and (iii) the efforts associated with the anticipated opening of Durango and other properties.

Long Term Equity Incentives. All Red Rock employees and non-employee directors are eligible for equity awards under the Equity Incentive Plan. The Equity Incentive Plan authorizes the Board (or a committee thereof) to award equity-based compensation in the form of (1) stock options, including incentive stock options, (2) stock appreciation rights, (3) restricted stock, (4) restricted stock units, (5) performance awards, and (6) other stock-based awards. The Compensation Committee also takes into consideration the equity compensation practices of the Company’s primary competitors for executive talent in order to ensure that long-term compensation opportunities are appropriately competitive compared to market practices.

During 2022, the Compensation Committee awarded equity-based compensation to the NEOs (other than Mr. Fertitta) in the form of time-based stock options and restricted stock. Mr. Fertitta did not receive equity-based compensation in 2020, 2021 or 2022 as part of his ongoing compensation package. The grant date fair value of the equity-based compensation awards for 2022 reflect the Compensation Committee’s intent to deliver equity-based awards in 2022 that would have meaningful long-term stockholder alignment and retention value. The Compensation Committee also takes into consideration the equity compensation practices of the Company’s primary competitors for executive talent in order to ensure that long-term compensation opportunities are appropriately competitive compared to market practices.

The number and grant value of the equity awards granted to our NEOs in 2022 are set forth in the table below.

	Stock Options		Restricted Stock		Total Grant Value of Awards ($)
Name	Grant Value ($)	Stock Options (#)	Grant Value ($)	Restricted Shares (#)
Frank J. Fertitta III	—	—	—	—	—
Scott Kreeger	6,487,506	305,582	2,162,480	45,335	8,649,986
Stephen L. Cootey	1,199,999	56,444	1,200,013	25,424	2,400,012
Jeffrey T. Welch	1,124,994	52,916	1,125,012	23,835	2,250,006
Robert A. Finch	975,005	45,861	975,010	20,657	1,950,015

For a description of the equity-based compensation awards granted to the NEOs during 2022, see the “Grants of Plan-Based Awards for 2022” table below.

In February 2021, the Compensation Committee recommended, and the Board approved, a policy applicable to all grants under the Equity Incentive Plan that would provide for unvested equity awards to automatically accelerate upon an executive’s death or disability.

Other Elements of Executive Compensation

Benefits and Certain Perquisites. Each of our current NEOs is entitled to receive group health, executive medical, disability and life insurance-related coverage and/or benefits, and tax preparation services. To the extent that our NEOs’ participation would not result in duplication of benefits, the NEOs are entitled to participate in all employee benefit programs made available to the Company’s executives or salaried employees generally. The Company also provides personal security services to Mr. Fertitta.

Employment Agreements. We have entered into employment agreements with each of our current NEOs. The following is a summary of the terms of the employment agreements we currently have in place with our NEOs:

•

Term. Fixed five-year term, unless the agreement is otherwise terminated pursuant to its terms. In March of 2022, we extended the term of the employment agreements with Messrs. Fertitta, Cootey and Welch for an additional five years from March 2, 2022. Mr. Kreeger entered into his employment agreement in March of 2022 for a five-year term.

•

Accrued and unpaid obligations at termination. In the event of termination for any reason, the NEOs are entitled to their accrued and unpaid obligations, such as unpaid salary, any annual bonus awarded but not yet paid and reimbursement for previously incurred expenses.

•	Termination for “cause.” Executives are not entitled to any additional payments or benefits upon a termination by the Company for “cause.”

•

Termination without “cause.” Executives receive additional payments consisting of a pro-rated annual bonus for the year of termination and a cash payment equal to the annual base salary in effect at the time of termination (paid in 12 equal monthly installments). In addition, group health and long-term disability insurance coverage is continued for 12 months (or a cash payment is made in lieu of continued coverage). Receipt of the additional payments is subject to the applicable NEO’s execution of a release of claims against the Company.

•	Termination without “cause” following a change in control. Executives receive the same payments and benefits as they would receive upon a termination without “cause.”

•

Resignation for “good reason”. With the exception of Mr. Fertitta, the concept of “good reason” for resignation applies only following a “change in control” of the Company (as defined in the applicable employment agreement). Upon a resignation by the executive for “good reason”, the NEO receives the same payments and benefits as the NEO would receive upon a termination by the Company without “cause.” Receipt of these payments is subject to the NEO’s execution of a release of claims against the Company.

•	Voluntary termination of employment Executives do not receive any additional payments or benefits upon a voluntary termination of employment.

•	Termination as a result of death or disability. Executives receive a pro-rated annual bonus payment for the year of death or disability.

•	Restrictive covenants. The agreements include several obligations and restrictions for the NEOs that are designed to protect the interests of the Company:

•	Indefinite confidentiality obligations.

•

For Mr. Fertitta, in the event of any termination, noncompetition and non-solicitation restrictions apply through the second anniversary of the termination with respect to a defined “Restricted Area” (other than the “Las Vegas Strip”) and through the first anniversary with respect to the “Las Vegas Strip.”

•

For the other NEOs, these restrictions apply to the City of Las Vegas, Nevada, and the area within a 30-mile radius, and any area in or within a 30-mile radius of any other jurisdiction in which we or any of our affiliates is directly or indirectly engaged in the development, ownership, operation or management of any gaming activities or is actively pursuing any such activities.

Executive Compensation Governance Policies

Clawback Policy. Any compensation paid to any NEO by us or any of our affiliates is subject to deductions and clawback as required by applicable law, regulations or stock exchange listing requirements.

Stock Ownership Guidelines. The Company has established stock ownership guidelines for our NEOs and non-employee directors as described below. Individuals have five years from the date they become subject to the stock ownership guidelines to satisfy them. Unvested restricted stock and shares owned outright are counted for purposes of satisfying the ownership guidelines.

Position	Stock Ownership Multiple of Base Salary
CEO	5x
Other NEOs	3x

Non-employee Directors. The Company’s stock ownership guidelines call for the Company’s non-employee directors to hold Company equity equal to five times annual retainer fees.

Hedging and Pledging Policy

The Company’s Securities Trading Policy (together with any supplements, the “Policy”), among other things, prohibits directors, officers and employees of the Company and its subsidiaries from (i) entering into a sale of securities not owned by the seller (“short sales”) of Company Securities and (ii) investing in Company-based derivative securities, including, but not limited to, buying or selling options, straddles, warrants, stock appreciation rights and the like. Furthermore, certain pre-clearance insiders (which consist of directors, certain officers and key employees as determined by the Company, and their related persons) must pre-clear all transactions in Company Securities, including any monetization, hedging transaction or other non-standard transaction involving Company Securities (whether equity or debt).

For purposes of this section “Company Securities” means the following:

•	any stock, bond (including convertible notes), debentures, options, warrants or other marketable equity or debt security issued by the Company or its controlled subsidiaries; and

•

any security or other instrument issued by an unrelated third party and based on any equity or debt security (including exchange-traded options and credit default swaps) of the Company or its controlled subsidiaries.

Furthermore, the Company’s Code of Ethics prohibits any circumstance that would cast doubt on the ability of a director, member, officer and employee of the Company to act with total objectivity with regard to the Company’s interests. Each such person is expected to avoid any action or involvement which would in any way compromise his or her actions on behalf of the Company.

The foregoing summary of the terms of the Policy is not complete and is qualified in its entirety by reference to the text of the Policy, which may be obtained from the Company upon request.

Tax Implications—Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to publicly traded companies for compensation paid to certain executives above $1 million in any fiscal year. Prior to its amendment by the Tax Cuts and Jobs Act (the “TCJA”), which was enacted December 22, 2017, there was an exception to this $1 million limitation for performance-based compensation if certain requirements set forth in Section 162(m) and the applicable regulations were met. The TCJA generally amended Section 162(m) to eliminate the exception for performance-based compensation, effective for taxable years following December 31, 2017. The Compensation Committee will continue to consider the limitation on deductibility of compensation as a factor in assessing whether a particular compensation arrangement is appropriate and designed to satisfy the goals over our executive compensation program, but does not have a policy of designing its compensation programs to address such limitation.

Compensation Committee Report

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee has reviewed and discussed this CD&A with management and, following that review and discussion, recommended to the Board that this CD&A be included in this proxy statement.

Compensation Committee

Robert E. Lewis, Chairman

Robert A. Cashell, Jr.

James E. Nave, D.V.M.

Summary Compensation Table

The following table sets forth information regarding compensation paid to our NEOs for services rendered to us in all executive capacities during the years ended December 31, 2022, 2021 and 2020:

Name and Principal Position	Year	Salary ($) (b)	Bonus ($) (c)	Stock Awards ($) (d)	Option Awards ($) (d)	All Other Compensation ($) (e)	Total ($)
Frank J. Fertitta III	2022	1,000,000	1,000,000	—	—	1,259,074	3,259,074
Chairman of the Board and CEO	2021	1,000,000	1,000,000	—	—	1,150,788	3,150,788
	2020	538,462	750,000	—	—	1,153,647	2,442,109

Scott Kreeger President(a)	2022	989,231	1,375,000	2,162,480	6,487,506	8,675	11,022,892

Stephen L. Cootey	2022	788,462	800,000	1,200,013	1,199,999	196,316	4,184,790
Executive Vice President,	2021	750,000	975,000	612,034	1,687,500	54,314	4,078,848
Chief Financial Officer and Treasurer	2020	703,846	850,000	—	—	77,656	1,631,502

Jeffrey T. Welch	2022	738,461	750,000	1,125,012	1,124,994	168,562	3,907,029
Executive Vice President and	2021	700,000	910,000	571,251	1,575,003	29,309	3,785,563
Chief Legal Officer	2020	656,923	800,000	—	—	83,427	1,540,350

Robert A. Finch	2022	650,000	650,000	975,010	975,005	74,070	3,324,085
Executive Vice President and Chief Operating Officer	2021	642,308	845,000	530,439	1,462,506	32,485	3,512,738
	2020	563,077	600,000	—	—	21,213	1,184,290

(a)	Mr. Kreeger was appointed as our President effective February 28, 2022.
(b)

Amounts shown are salary amounts earned in respect of the applicable fiscal year without consideration as to the year of payment. For 2020, in recognition of the impact of COVID-19 on the Company’s business and operations, the named executive officers other than Mr. Fertitta agreed to a 20% reduction in their base salaries, and Mr. Fertitta agreed to a reduction of his base salary to $1.00, for a period that commenced in March 2020 and ended in October 2020.

(c)	Amounts represent bonuses earned without consideration as to the year of payment.
(d)

Amount reflects the grant date fair value of the stock awards and stock options granted and computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. No equity grants were made in 2020. For a discussion of valuation assumptions, see Note 10 in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal year 2022 filed on February 24, 2023.

(e)	All Other Compensation for 2022 consisted of the following:

Name	Life Insurance $	Executive Medical $	Tax Preparation Services $	Other(1) $	Total $
Frank J. Fertitta III	249,126	118,753	—	891,195	1,259,074
Scott Kreeger	1,290	554	5,985	846	8,675
Stephen L. Cootey	34,787	6,710	4,212	150,607	196,316
Jeffrey T. Welch	21,127	8,015	2,095	137,325	168,562
Robert A. Finch	7,524	10,392	3,146	53,008	74,070

(1)

For Mr. Fertitta, the amount shown under “Other” represents the Company’s cost of providing personal security services to Mr. Fertitta during 2022. For Messrs. Cootey, Welch and Finch, the amount shown under “Other” includes special cash dividends on stock grants paid during the year of $144,507, $136,248 and $46,908, respectively. For Messrs. Kreeger, Cootey, Welch and Finch, the amount shown under “Other” also includes matching contributions under the Company’s 401(k) plan.

Grants of Plan-Based Awards for 2022

The following table provides information regarding the grant of plan-based awards in 2022:

Name	Grant Date	All Other Stock Awards: Number of Shares (#) (a)	All Other Option Awards: Number of Securities Underlying Options (#) (b)	Exercise Price of Option Awards ($/Sh) (b)	Grant Date Fair Value of Stock and Option Awards (c) ($)
Frank J. Fertitta III	N/A	—	—	—	—

Scott Kreeger	3/03/2022	45,335	—	—	2,162,480
	3/03/2022	—	305,582	47.70	6,487,506

Stephen L. Cootey	3/18/2022	25,424	—	—	1,200,013
	3/18/2022	—	56,444	47.20	1,199,999

Jeffrey T. Welch	3/18/2022	23,835	—	—	1,125,012
	3/18/2022	—	52,916	47.20	1,124,994

Robert A. Finch	3/18/2022	20,657	—	—	975,010
	3/18/2022	—	45,861	47.20	975,005

(a)	The restricted stock awards vest in installments of 50% on each of the third and fourth anniversaries of the grant date.
(b)

The stock option awards vest in installments of 25% on each of the first four anniversaries of the grant date for Mr. Kreeger and installments of 33-1⁄3% on each of the second, third and fourth anniversaries of the grant date for Messrs. Cootey, Welch and Finch.

(c)

Amount reflects the full grant date fair value of the stock awards granted computed in accordance with ASC Topic 718. For a discussion of valuation assumptions, see Note 10 in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal year 2022 filed on February 24, 2023.

Option Exercises and Stock Vested for 2022

The following table sets forth option exercises and vesting of stock awards by our NEOs during 2022:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Frank J. Fertitta III	—	—	—	—
Scott Kreeger	—	—	—	—
Stephen L. Cootey	—	—	48,169	2,382,811
Jeffrey T. Welch	—	—	45,416	2,242,876
Robert A. Finch	31,000	637,360	15,636	794,152

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning outstanding equity awards of our NEOs as of December 31, 2022.

	Option Awards(l)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Frank J. Fertitta III	—	—		—	—	—		—

Scott Kreeger	10,987	32,964	(a)	44.92	11/4/2028	5,120	(b)	204,851
	—	312,486	(c)	46.65	3/3/2029	45,335	(d)	1,813,853

Stephen L. Cootey	220,317	—		19.97	3/13/2024	—		—
	156,429	—		30.13	3/8/2025	—		—
	214,182	105,493	(e)	25.06	2/14/2026	41,300	(e)	1,652,413
	—	128,621	(f)	26.36	2/18/2028	21,355	(g)	854,414
	—	57,719	(h)	46.16	3/18/2029	25,424	(i)	1,017,214

Jeffrey T. Welch	220,690	—		20.48	8/10/2024	—		—
	156,429	—		30.13	3/8/2025	—		—
	199,903	98,460	(e)	25.06	2/14/2026	38,547	(e)	1,542,265
	—	120,046	(f)	26.36	2/18/2028	19,932	(g)	797,479
	—	54,112	(h)	46.16	3/18/2029	23,835	(i)	953,638

Robert A. Finch	64,260	—		19.99	3/10/2024	—		—
	40,555	—		30.13	3/8/2025	—		—
	74,250	36,571	(e)	25.06	2/14/2026	—		—
	10,815	5,327	(j)	26.48	2/21/2026	15,636	(j)	625,596
	176,097	86,735	(k)	19.05	8/28/2026	—		—
	—	111,472	(f)	26.36	2/18/2028	18,508	(g)	740,505
	—	46,897	(h)	46.16	3/18/2029	20,657	(i)	826,487

(a)	Scheduled to vest 25% on November 4, 2023 and each anniversary thereafter until fully vested on November 4, 2025.
(b)	Scheduled to vest 50% on November 4, 2024 and 50% on November 4, 2025.
(c)	25% vested on March 3, 2023 and scheduled to vest 25% on each anniversary thereafter until fully vested on March 3, 2026.
(d)	Scheduled to vest 50% on March 3, 2025 and 50% on March 3, 2026.
(e)	Fully vested on February 14, 2023.
(f)	33-1⁄3% vested on February 18, 2023 and scheduled to vest 33-1⁄3% on each anniversary thereafter until fully vested on February 18, 2025.
(g)	Scheduled to vest 50% on February 18, 2024 and 50% on February 18, 2025.
(h)	Scheduled to vest 33-1⁄3% on March 18, 2024 and each anniversary thereafter until fully vested on March 18, 2026.
(i)	Scheduled to vest 50% on March 18, 2025 and 50% on March 18, 2026.
(j)	Fully vested on February 21, 2023.
(k)	Scheduled to vest on August 28, 2023.
(l)

As a result of a special cash dividend of $1.00 per share of Class A common stock paid on December 9, 2022, all outstanding stock option awards were equitably adjusted to decrease the exercise price of the options and increase the number of shares issuable under the awards pursuant to an antidilution provision in the Equity Incentive Plan.

Estimated Payments and Benefits upon Termination

The following chart presents the estimated amounts that would be payable to each current NEO upon a hypothetical termination of employment as of December 31, 2022, as a result of each of the termination scenarios described below:

NEO Terminates Without Good Reason/ Company Terminates for Cause	Salary Continuation	Bonus(a) ($)	Health Benefits ($)	Equity(b) ($)	Total ($)
Frank J. Fertitta III	—	—	—	—	—
Scott Kreeger
Stephen L. Cootey	—	—	—	—	—
Jeffrey T. Welch	—	—	—	—	—
Robert A. Finch	—	—	—	—	—

Death or Disability
Frank J. Fertitta III	—	—	—	—	—
Scott Kreeger		—		2,018,705	2,018,705
Stephen L. Cootey	—	—	—	6,856,838	6,856,838
Jeffrey T. Welch	—	—	—	6,403,988	6,403,988
Robert A. Finch	—	—	—	6,150,957	6,150,957

Company Terminates Without Cause or NEO Terminates for Good Reason (Other than in Connection with a Change in Control)(c)
Frank J. Fertitta, III	1,000,000	1,000,000	10,152	—	2,010,152
Scott Kreeger	1,100,000	1,375,000	19,000		2,494,000
Stephen L. Cootey	800,000	800,000	11,374	—	1,611,374
Jeffrey T. Welch	750,000	750,000	19,000	—	1,519,000
Robert A. Finch	650,000	650,000	11,864	—	1,311,864

Involuntary Termination Following a Change in Control(d)
Frank J. Fertitta III	1,000,000	1,000,000	10,152	—	2,010,152
Scott Kreeger	1,100,000	1,375,000	19,000	2,018,705	4,512,705
Stephen L. Cootey	800,000	800,000	11,374	6,856,838	8,468,212
Jeffrey T. Welch	750,000	750,000	19,000	6,403,988	7,922,988
Robert A. Finch	650,000	650,000	11,864	6,150,957	7,462,821

(a)

The employment agreements provide for payment of a pro-rated annual bonus for the year of termination in connection with these termination scenarios. For purposes of this table, amounts in this column reflect the NEO’s target bonus for the year ended December 31, 2022, without any pro-ration. In practice, the Company may determine that the pro-rated annual bonus exceeds the target amount for the particular year, or may determine that no pro-rated annual bonus is owed in the event the Company determines that no annual bonus has been earned by the executive for the year of termination. This column does not include any unpaid prior year bonuses that were earned prior to the date of termination.
(b)

Amounts in this column reflect the value of unvested restricted stock awards and unvested stock options that would vest in connection with the triggering event. For stock options, this amount reflects the positive “spread” value between the option’s exercise price and our stock price, based on the closing price of our common stock on the last trading day in the year ended December 31, 2022 ($40.01 on December 31, 2022). For restricted stock awards, this amount represents the number of shares vesting multiplied by $40.01. The amounts for each NEO are comprised of the following: Mr. Kreeger: $2,018,705 in restricted stock awards; Mr. Cootey: $3,332,797 in stock options and $3,524,041 in restricted stock awards; Mr. Welch: $3,110,605 in stock options and $3,293,383 in restricted stock awards; and Mr. Finch: $3,958,369 in stock options and $2,192,588 in restricted stock awards. No amounts are reflected on account of stock option awards that were out of the money as of December 31, 2022. All of Mr. Kreeger’s stock option awards were out of the money as of December 31, 2022.

(c)

With the exception of Mr. Fertitta, the concept of “good reason” for resignation applies only following a “change in control” of the Company. With respect to Mr. Fertitta, he can resign at any time for “good reason” (as defined in his Employment Agreement).

(d)	“Involuntary Termination” for purposes of this row means a termination by the Company without “cause” or a resignation by the NEO for “good reason.”

In February 2021, the Compensation Committee recommended, and the Board approved, a policy applicable to all grants under the Equity Incentive Plan that would provide for unvested equity awards to automatically accelerate upon an executive’s death or disability.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our CEO to the annual total compensation of our employees.

Based on our internal review procedures this year, we do not believe that there have been any changes in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our pay ratio calculation. As permitted under Item 402(u) of Regulation S-K, for purposes of calculating the 2022 CEO pay ratio, we used the same employee who was identified as our median employee for 2020 as reported in our proxy statement for 2022, and recalculated that employee’s annual total compensation for 2022. This employee was identified in respect of 2020 based on an evaluation of total annual compensation (including salary, tips, bonus and other taxable compensation) for each member of our employee population as of December 31, 2020. The employee population included approximately 7,600 full-time, part-time, seasonal and temporary employees, all of whom worked in the United States.

For 2022, the annual total compensation of our CEO as reported in the 2022 Summary Compensation Table was $3,259,074. The 2022 annual total compensation of our median employee, calculated using the same methodology used for our CEO’s compensation, was $39,364. Based on this information, the estimated ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee was 83:1.

We believe this CEO pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio.

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and
Consumer
Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between “compensation actually paid” to our executive officers and certain financial performance of the Company.

Year	Summary Compensation Table Total for PEO ($) (1)	Compensation Actually Paid to PEO ($) (2)	Average Summary Compensation Table for Non-PEO NEOs ($) (3)	Average Compensation Actually Paid to Non-PEO NEOs ($) (4)	Value of Initial Fixed $100 Investment Based On:		Net Income/ (Loss) ($) (7)	Adjusted EBITDA ($) (8)
					Total Shareholder Return ($) (5)	Peer Group Total Shareholder Return ($) (6)
2022	3,259,074	3,259,074	5,609,699	323,582	188.39	90.05	390,352,000	743,878,000
2021	3,150,788	3,150,788	3,792,383	16,985,982	247.08	113.77	354,830,000	740,991,000
2020	2,442,109	2,442,109	2,831,702	2,088,525	105.83	115.48	(174,543,000)	368,485,000

(1)
The dollar amounts reported in this column are the amounts of total compensation reported for Mr. Fertitta III (our Principal Executive Officer (the “PEO”)) for each corresponding year in the “Total” column of the Summary Compensation Table.

(2)
The dollar amounts reported in this column represent the amount of “compensation actually paid” to Mr. Fertitta III, as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Fertitta III during the applicable year. Mr. Fertitta III did not receive any stock awards or option awards during 2022, 2021 or 2020. Therefore, there were no adjustments to be made to his “total compensation” to calculate “compensation actually paid” in accordance with the requirements of Item 402(v) of Regulation
S-K.

(3)
The dollar amounts reported in this column represent the average of the amounts reported for the Company’s non-PEO
NEOs as a group as shown in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of such NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, Messrs. Kreeger, Cootey, Welch and Finch; (ii) for 2021, Messrs. Cootey, Welch and Finch; and (iii) for 2020, Messrs. Richard Haskins, Cootey, Welch and Finch. Mr. Haskins passed away unexpectedly in July 2020.

(4)
The dollar amounts reported in this column represent the
amount
of “compensation actually paid” to the
non-PEO
NEOs described in footnote (3) for the applicable year, as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual amount of compensation earned by or paid to these non-PEO
NEOs during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to the “total compensation” amounts for these non-PEO
NEOs for each year to determine the “compensation actually paid”:

Year	Summary Compensation Table Total for Non-PEO NEOs ($)	Less grant date fair value of equity awards granted during the year ($) (A)	Plus fair value at year end of unvested equity awards granted during the year ($)	Change in fair value at year end of unvested equity awards granted in prior years ($)	Change in fair value at vesting date of equity awards granted in prior years ($)	Total Equity Award Adjustments ($) (B)	Compensation Actually Paid ($)
2022	5,609,699	(3,812,505)	2,915,819	(3,244,796)	(1,144,635)	(1,473,612)	323,582
2021	3,792,383	(2,146,244)	5,478,532	8,444,999	1,416,312	15,339,843	16,985,982
2020	2,831,702	—	—	1,681,193	(2,424,370)	(743,177)	2,088,525

(A)
The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year. No stock awards or option awards were granted during 2020.

(B)
The equity award adjustments shown above for
each
applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end
fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted
in prior years that are outstanding and unvested as of the end of the applicable year; and (iii) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value. No adjustments were necessary on account of equity awards granted and vested in the same year, equity awards that failed to meet the applicable vesting conditions in a given year, or for dividends that were not otherwise included in total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. In December of 2021 and 2022, as a result of special cash dividends paid on shares of Class A common stock during such years, stock option awards that were outstanding were equitably adjusted to decrease the exercise price of the options and increase the number of shares
issuable under the awards pursuant to an antidilution provision in the Equity Incentive Plan.

(5)
Cumulative total shareholder return (“TSR”) is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

(6)
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: S&P Composite 1500 Casinos & Gaming Index.

(7)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(8)
Adjusted EBITDA
is a non-GAAP financial measure. For additional information on Adjusted EBITDA, see Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 24, 2023.

Financial Performance Measures.
The most important financial
performance
measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance
are as follows:

•	Adjusted EBITDA

•	Revenue

•	Operating Income
As described in the Compensation Discussions & Analysis section, the Company does not use specific financial measures or performance targets in determining executive compensation. The Compensation Committee reviews and considers a number of factors when determining the size of annual bonus payouts and annual equity grants, including company financial performance, stock price, micro and macro conditions impacting the Company’s business, as well as individual performance. The Company takes into account Adjusted
EBITDA
, revenue and operating income for the applicable year when making these decisions.

Analysis of the Information Presented in the Pay versus Performance Table
Compensation Actually Paid vs. Company TSR

As shown in the table above, the Company’s TSR outperformed the S&P Composite 1500 Casinos & Gaming Index during 2021 and 2022, and slightly underperformed the S&P Composite 1500 Casinos & Gaming Index during 2020.
Compensation Actually Paid vs. Net Income (Loss)

Compensation Actually Paid vs. Adjusted EBITDA

Equity Compensation Plan Information
The following table sets forth information regarding Red Rock’s equity compensation plans as of December 31, 2022:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	7,364,157	$28.52	11,993,008
Equity compensation plans not approved by security holders	—	—	—

PROPOSAL 4—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ended December 31, 2022. Services provided to the Company and its subsidiaries by Ernst & Young LLP for the year ended December 31, 2022 are described below and under “Audit Committee Report” located on page 16 of this proxy statement.

Fees and Services

The following table summarizes the aggregate fees for professional audit services and other services rendered by Ernst & Young LLP for the years ended December 31, 2022 and 2021:

	2022	2021
Audit Fees(a)	$3,005,102	$2,821,590
Audit-Related Fees(b)	$370,613	$43,200
Tax Fees(c)	$280,000	$113,931
All Other Fees(d)	$4,910	$3,235

(a)

Audit Fees—Fees for audit services consisted of: (1) professional services rendered in connection with the audits of the Company’s annual financial statements included in its Annual Report on Form 10-K and for the review of the Company’s quarterly financial statements included in its Quarterly Reports on Form 10-Q and (2) regulatory filings.

(b)	Audit-Related Fees—Fees for audit-related services consisted of amounts paid for audits of our employee benefit plan and an internal control review related to a system implementation.
(c)	Tax Fees—Fees for tax services consisted primarily of tax advisory services.
(d)	All Other Fees—Represents a charge for an online technical accounting research tool.

In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent auditors. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it.

The Audit Committee approved all services provided by Ernst & Young LLP.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.

Ratification of the appointment of Ernst & Young LLP requires affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. If the Company’s stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm if it is determined that it is in the Company’s best interests to do so.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS EACH UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDED DECEMBER 31, 2023.

PROPOSAL 5—APPROVAL AND ADOPTION OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO LIMIT THE LIABILITY OF CERTAIN OFFICERS

The State of Delaware, which is the Company’s state of incorporation, recently enacted legislation that enables Delaware companies to limit the liability of certain of their officers in limited circumstances under Section 102(b)(7) of the Delaware General Corporation Law. In light of this update, we are proposing to amend the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to add a provision exculpating certain of the Company’s officers from liability in specific circumstances, as permitted by Delaware law. The Delaware legislation only permits, and our proposed amendment would only permit, exculpation for direct claims brought by stockholders for breach of an officer’s fiduciary duties, but would not eliminate officers’ monetary liability for breach of fiduciary duty claims brought by the Company itself or for derivative claims brought by stockholders in the name of the Company. Furthermore, the limitation on liability would not apply to breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or any transaction from which the officer derived an improper personal benefit. The rationale for limiting the scope of liability is to strike a balance between stockholders’ interest in accountability and their interest in the Company being able to attract and retain talented and experienced officers.

The Board believes that it is important to provide protection from certain liabilities that may discourage prospective or current officers and directors from serving the Company. In the absence of such protection, qualified directors and officers might be deterred from serving as directors and officers due to exposure to personal liability and the risk of incurring substantial expense in defending lawsuits, regardless of merit. Directors and officers must make decisions in response to time-sensitive opportunities and challenges, which can create substantial risk of investigations, claims, actions, suits or proceedings seeking to impose liability on the basis of hindsight, especially in the current litigious environment and regardless of merit. Limiting concern about personal risk would empower both directors and officers to best exercise their business judgment in furtherance of stockholder interests. The Company believes that many public companies have adopted, and expects that many other public companies, including certain of the Company’s peers, will adopt, exculpation clauses that limit the personal liability of officers in their Certificates of Incorporation and that failing to adopt the amendment could impact our recruitment and retention of exceptional officer candidates who conclude that the potential exposure to liabilities, costs of defense and other risks of proceedings exceed the benefits of serving as an officer of the Company. The Certificate of Incorporation currently provides for exculpation of directors but does not include a provision that allows for exculpation of officers. This amendment will more generally align the protections available to our officers with those currently available to our directors.

For the foregoing reasons, the Board unanimously approved and has declared advisable an amendment to the Company’s Certificate of Incorporation to limit the liability of certain officers of the Company as permitted by Delaware law and recommends that the stockholders of the Company approve such amendment.

Proposed Article X of the Certificate of Incorporation would read as follows:

“No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of such director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, in the case of directors only, (iv) for any transaction from which such director or officer derived an improper personal benefit, or (v) for any action by or in the right of the Corporation, in the case of officers only. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. In the event that it is determined that Delaware law does not apply, the liability of a director or officer of the Corporation to the Corporation or its stockholders for monetary damages shall be eliminated to the fullest extent permissible under applicable law. Any repeal or modification of this paragraph shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.”

Other than the replacement of the existing Article X with the proposed Article X, the remainder of the Certificate of Incorporation will remain unchanged. If approved by the Company’s stockholders, the amendment will become effective upon filing with the Secretary of State of the State of Delaware. We currently plan to file the amendment promptly after the Annual Meeting if this proposal is approved by stockholders holding a majority of the voting power of the outstanding shares of our Common Stock as of the Record Date.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL AND ADOPTION OF THE AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

PROPOSAL 6—STOCKHOLDER PROPOSAL REGARDING BOARD DIVERSITY REPORT

The Philadelphia Board of Pensions & Retirement, as the trustee and administrator of The City of Philadelphia Public Employees Retirement System (“PhilaPERS”), has informed us that it intends to solicit proxies at the Annual Meeting for the following proposal. PhilaPERS has also advised us that it has beneficially owned shares of our common stock worth at least $2,000 since December 23, 2019.

The text of the proposal is the sole responsibility of PhilaPERS and is set forth in italics below.

The Board has evaluated PhilaPERS proposal and has a statement in response to such stockholder proposal as set forth below.

WHEREAS: Red Rock Resorts, Inc. has no women or people of color on its Board of Directors.

We believe that diversity among directors, inclusive of race, ethnicity, and gender, is a critical attribute of a well-functioning board, a measure of sound corporate governance, and a long-term investment risk/return factor.

Corporate leaders recognize the strong business case for board diversity. The Guiding Principles of Corporate Governance of the Business Roundtable, an influential association of chief executives, affirms diversity enhances long-term shareholder value and states: “Boards should develop a framework for identifying appropriately diverse candidates, which asks the nominating/corporate governance committee to consider women and/or minority candidates for each open board seat.”1 Board and management diversity benefits include larger candidate pools from which to pick top talent, better understanding of consumer preferences, a stronger mix of leadership skills, and improved risk management.

Numerous institutional investors have adopted proxy voting guidelines reflecting their belief that board and management diversity are indicators of good corporate governance. Asset managers, including the world’s largest—BlackRock, Fidelity Investments, State Street Global Advisors, and Vanguard—increasingly vote against directors and support shareholder proposals on board diversity at companies deemed to be making insufficient progress. State and city pension plans nationwide have adopted proxy voting policies with minimum thresholds for board diversity.

U.S. regulation and legislation to accelerate progress on board diversity is on the rise. In August 2021, the Securities and Exchange Commission approved Nasdaq’s proposed board diversity rule requiring listed companies to meet diversity thresholds or explain their failure to do so, as well as to disclose diversity statistics. California and Washington have passed legislation mandating minimum board diversity thresholds and others may follow. Federal legislation has been introduced to require disclosure of the gender, racial, and ethnic composition of boards of directors and executive officers (H.R. 1277), and numerous states are enacting or proposing legislation and resolutions mandating similar disclosure.

Despite recent progress, women and people of color remain significantly underrepresented on U.S. corporate boards. Women and people of color account for 26.5% and 17.5% of the directorships in the Fortune 500, respectively,2 relative to 48% and 41% of private industry jobs3.

[1]	https://www.businessroundtable.org/policy-perspectives/corporate-governance/principles-of-corporate-governance
[2]	https://www2.deloitte.com/content/dam/Deloitte/us/Documents/center-for-board-effectiveness/missing-pieces-fortune-500-board-diversity-study-sixth-edition.pdf
[3]	https://www.eeoc.gov/statistics/employment/jobpatterns/eeo1

Resolved: Shareholders request the Board of Directors prepare a report within the next year, at reasonable expense and omitting proprietary information, on steps Red Rock Resorts is taking to enhance board diversity, such as:

•	Embedding in governance documents a commitment to diversity inclusive of gender, race, and ethnicity;

•	Committing publicly to include women and people of color in each candidate pool for board and senior leadership seats;

•	Adopting a policy to disclose EEO-1 Reports on corporate website to increase transparency on gender, race, ethnicity workforce representation throughout the firm.

BOARD OF DIRECTORS STATEMENT IN OPPOSITION TO THE STOCKHOLDER PROPOSAL:

The Board unanimously recommends a vote AGAINST this proposal.

The Board and the Nominating and Corporate Governance Committee are committed to diversity as a key factor in identifying individuals believed to be qualified as candidates to serve on the Board. To ensure a well-functioning board in the best interests of the Company and its stockholders, the Board seeks members from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity and considers diversity, including gender, ethnicity, physical ability and sexual orientation, among other diversity characteristics in evaluating potential candidates to serve on the Board. Furthermore, the Board and the Nominating and Corporate Governance Committee review annually the composition of the Board as a whole, including whether the Board reflects the desired qualities. Since 2022, we have included in our annual proxy statement a Board Diversity Matrix, which has included information on Board members’ self-identified gender, race, and ethnicity.

We have had a five-member Board since our initial public offering. We believe in the benefits of a small and nimble board and we believe that our shareholders have benefitted, and continue to benefit, not only from a Board decision-making perspective but also from the fact that our Board structure is highly cost-efficient relative to most, if not all, of our peers. We believe that our current Board members have demonstrated their diversity in background and experience in their effective leadership of the Company. While we value diversity and remain continuously open to recruiting well-qualified diverse candidates to our Board, we also evaluate the benefits of adding new members of the Board or replacing a member or members of our Board relative to the additional costs and the impacts on Board effectiveness and efficiency that may result from an increase in the size of our Board or a change in its composition. To date, we have concluded that the benefit of expanding the size of the Board or replacing a member or members of our Board in order to add a member or members with gender, racial or other diversity characteristics, is outweighed by the additional expense and inefficiencies of expanding our existing board consisting of highly experienced directors or replacing one or more of those highly experienced directors.

In addition, the operation and management of gaming facilities are subject to extensive regulation. Gaming regulatory agencies in certain of the jurisdictions in which we operate may require our directors to maintain licenses. The licensing process is onerous, invasive, time consuming and expensive. We believe that the relatively limited pool of potential directors who are willing to subject themselves, as well as their families, to the rigorous and intrusive process necessary to obtain a gaming license and the demand for qualified diverse candidates will continue to impact our ability to attract certain categories of diverse directors to serve on our Board.

Further, the Company has already addressed a portion of the stockholder proposal as a result of the recent amendment to the charter for the Nominating and Governance Committee which clarifies that recommendations regarding any changes to the Board’s size or composition ensure that the Board include the right mix and balance of director characteristics that are relevant to the expertise and efficacy of the Board, including diversity traits (such as, and including but not limited to, gender, race/ethnicity, age, geographic location, and nationality).

As a result of the foregoing factors and the strong qualifications of our present Board, we believe that the current size and composition of our Board is in the best interest of the Company, that our recruiting and nomination process is adequate and meets the needs of the Company and, that the diversion of Company resources to provide the report outlined in the stockholder proposal outweighs the limited benefits to the Company’s stockholders of providing such information.

FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSAL 6—STOCKHOLDER PROPOSAL REGARDING BOARD DIVERSITY REPORT.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

Our Board has a written related party transaction policy and procedures which give our Audit Committee the power to approve or disapprove potential related party transactions of our directors and members of management, their immediate family members and entities that hold more than 5% of any class of the Company’s equity securities. The Audit Committee is charged with reviewing all relevant facts and circumstances of a related party transaction, including the commercial reasonableness of the terms, the benefit or perceived benefit, or lack thereof, to us, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest and the actual or apparent conflict of interest of the related person.

The policy has pre-approved the following related party transactions:

•

any employment by the Company of an executive officer of the Company if the related compensation is approved by the Board or the Compensation Committee, including, but not limited to, the reimbursement of reasonable business and travel expenses incurred in the ordinary course of business;

•	any compensation paid to a director if the compensation is required to be reported in the Company’s Annual Report on Form 10-K under Item 402 of Regulation S-K;

•	indemnification and advancement of expenses made pursuant to the Company’s organizational documents or pursuant to any agreement;

•

any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer or director) or beneficial owner of less than 10% of that company’s equity, if the aggregate amount involved does not exceed the greater of $1 million, or 2% of that company’s total annual revenues;

•

any contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related party is a trustee, director, or employee other than an officer (or comparable position), provided that the contribution does not exceed the lesser of $1 million or 2% of the organization’s annual total revenues including contributions;

•

any transaction in which the related party’s interest arises solely from ownership of securities issued by the Company and all holders of such securities receive the same benefit on a pro rata basis as a related party;

•	any transaction involving a related party where the rates or charges involved are determined by competitive bids;

•

any payment, directly or indirectly, to a related party for the Company’s use of aircraft owned directly or indirectly by such related party (such owner, the “Related Aircraft Owner”); provided that the terms of such aircraft usage, including payment terms, shall be set forth in written agreement between the Company and the Related Aircraft Owner, which agreement shall be subject to the prior approval of the Audit Committee and shall be terminable by the Company on no less than ten days’ written notice to the Related Aircraft Owner;

•

any transaction between the Company and its subsidiaries that is ancillary to the Company’s ownership, directly or indirectly, of (i) equity interests in its subsidiaries, (ii) cash or (iii) cash equivalents including, without limitation, the making of advances or loans between the Company and its subsidiaries that are payable on demand and carry an interest rate comparable to other cash equivalent-type investments of the Company; and

•

any purchase of goods or services by the purchasing department of the Company on behalf of an executive officer of the Company; provided that such goods or services are of a type purchased in the Company’s ordinary course of business and the Company is promptly reimbursed by such executive officer.

A related party transaction is defined as any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships (including the incurrence or issuance of any indebtedness or the guarantee of indebtedness) in which (a) the aggregate amount involved will or may be reasonably expected to exceed $120,000 in any calendar year, (b) the Company is a participant, and (c) any related party has or will have a direct or indirect interest (other than solely as a result of being a director, officer or a less than 10% beneficial owner of another entity).

The following discussion reflects our relationships and related party transactions; some of these transactions were entered into prior to adoption of our Related Party Transaction Policy and as such, were not subject to the approval and review procedures set forth in the policy but were nonetheless subject to the approval and review procedures in effect at the applicable times.

Limited Liability Company Agreement of Station Holdco

Station Holdco’s third amended and restated limited liability company agreement (the “Holdco Agreement”) provides, among other things, that Red Rock controls all the business and affairs of Station Holdco and its subsidiaries. Holders of LLC Units do not generally have voting rights under the Holdco Agreement.

Red Rock has the right to determine when distributions will be made to holders of LLC Units and the amount of any such distributions, other than with respect to tax distributions as described below. If a distribution is authorized, such distribution will be made to the holders of LLC Units on a pro rata basis in accordance with the number of LLC Units held by such holder.

The holders of LLC Units, including Red Rock, will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of Station Holdco. Net profits and net losses of Station Holdco will generally be allocated to holders of LLC Units (including Red Rock) on a pro rata basis in accordance with the number of LLC Units held by such holder. The Holdco Agreement provides for quarterly cash distributions, which we refer to as “tax distributions,” to the holders of the LLC Units. Generally, tax distributions will be computed by first determining the tax amount of each holder of LLC Units, which amount will generally equal the taxable income allocated to each holder of LLC Units (with certain adjustments), and then multiplying that income by an assumed tax rate. Station Holdco will then determine an aggregate tax distribution amount by reference to the highest individual LLC Unit holder’s tax amount and, subject to certain limitations, will distribute that aggregate amount to all holders of LLC Units as of the tax distribution date based on their percentage ownership interests at the time of the distribution.

The Holdco Agreement provides that, to the extent that such payments may be made in compliance with the terms of Station Holdco’s debt agreements and applicable law, in the sole discretion of Red Rock, as the managing member of Station Holdco, Station Holdco will pay or reimburse Red Rock for all fees, costs, and expenses incurred by Red Rock and related to the business and affairs of Station Holdco (including expenses that relate to the business and affairs of Station Holdco that also relate to the activities of Red Rock, such as costs of future securities offerings, board of director compensation, costs of periodic reports to stockholders of Red Rock, and accounting and legal costs).

The Holdco Agreement provides that it may be amended, supplemented, waived or modified by the written consent of Red Rock in its sole discretion without the approval of any other holder of LLC Units, except that (x) no amendment may disproportionately materially and adversely affect the rights of a holder of LLC Units without the consent of such holder and (y) the consent of the Fertitta Family Entities is required for amendments to certain provisions governing rights or obligations of such holders.

Tax Receivable Agreement

Red Rock used a portion of the proceeds from the IPO to purchase LLC Units. The holders of the LLC Units (other than Red Rock) may (subject to the terms of the Exchange Agreement (as defined below)) exchange their

LLC Units, together with all outstanding shares of Class B common stock, for shares of our Class A common stock on a basis determined in accordance with the Exchange Agreement (as defined below) or, at our election, for cash. As a result of this initial purchase and any subsequent exchanges, Red Rock is entitled to a proportionate share of the existing tax basis of the assets of Station Holdco. Station Holdco made an election under Section 754 of the Internal Revenue Code, effective for the first taxable year in which an exchange or purchase of LLC Units occurs and all future years, which may result in increases to the tax basis of the assets of Station Holdco. These increases in tax basis are expected to increase our depreciation and amortization deductions and create other tax benefits and therefore may reduce the amount of tax that Red Rock would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain assets.

We have entered into a tax receivable agreement with the holders of LLC Units (and their permitted transferees). The agreement requires us to pay to such holders 85% of the amount of tax benefits, if any, that we realize (or are deemed to realize in the case of an early termination payment, a change in control or a material breach by us of our obligations under the tax receivable agreement, as discussed below) as a result of any possible increases in tax basis described above and of certain other tax benefits attributable to payments under the tax receivable agreement itself. This is Red Rock’s obligation and not an obligation of Station Holdco. For purposes of the tax receivable agreement, the benefit deemed realized by Red Rock will be computed by comparing the actual income tax liability of Red Rock (calculated with certain assumptions) to the amount of such taxes that Red Rock would have been required to pay had there been no increase to the tax basis of the assets of Station Holdco as a result of the purchases or exchanges, and had Red Rock not entered into the tax receivable agreement. The tax receivable agreement became effective immediately prior to the consummation of the IPO and will remain in effect until all such tax benefits have been utilized or expired, unless the agreement is terminated early, as described below. All of the intangible assets, including goodwill, of Station Holdco at the time of the IPO allocable to LLC Units acquired or deemed acquired in taxable transactions by Red Rock from existing owners of Station Holdco are amortizable for tax purposes. Red Rock and its stockholders will retain the remaining 15% of the tax benefits that Red Rock realizes or is deemed to realize. Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including:

•

the timing of purchases or exchanges—for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of Station Holdco at the time of each purchase or exchange;

•

the price of shares of our Class A common stock at the time of the purchase or exchange—the increase in any tax deductions, as well as the tax basis increase in other assets, of Station Holdco is directly related to the price of shares of our Class A common stock at the time of the purchase or exchange;

•	the extent to which such purchases or exchanges are taxable—if an exchange or purchase is not taxable for any reason, increased tax deductions will not be available;

•

the amount and timing of our income—we expect that the tax receivable agreement will require Red Rock to pay 85% of the deemed benefits as and when deemed realized. If Red Rock does not have taxable income, it generally will not be required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the tax receivable agreement for that taxable year because no benefit will have been realized. However, any tax benefits that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in previous or future tax years. The utilization of any such tax attributes will result in payments under the tax receivable agreement; and

•	tax rates in effect at the time of the tax receivable agreement.

At December 31, 2022, the Company’s liability under the tax receivable agreement was $28.6 million, of which $9.2 million was payable to certain of the Fertitta Family Entities in connection with exchanges that occurred prior to December 31, 2022. The future payments that we may make under the tax receivable agreement, including amounts payable to the Fertitta Family Entities as a result of future purchases or exchanges by the Fertitta Family Entities, could be substantial. We have the right to terminate the tax receivable agreement at any time. In addition, the tax receivable agreement will terminate early if we breach our obligations under the tax receivable agreement or upon certain mergers, asset sales, other forms of business combinations or other changes of control. If we exercise our right to terminate the tax receivable agreement, or if the tax receivable agreement is terminated early in accordance with its terms, our payment obligations under the tax receivable agreement with respect to certain exchanged or acquired LLC Units would be accelerated and would become due and payable based on certain assumptions, including that we would have sufficient taxable income to use in full the deductions arising from the increased tax basis and certain other benefits. As a result, we could make payments under the tax receivable agreement that are substantial and in excess of our actual cash savings, if any, in income tax.

Decisions made in the course of running our business, such as with respect to mergers and other forms of business combinations that constitute changes in control, may influence the timing and amount of payments we make under the tax receivable agreement in a manner that does not correspond to our use of the corresponding tax benefits. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.

Payments are generally due under the tax receivable agreement within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points from the due date (without extensions) of such tax return. Late payments generally accrue interest at a rate of LIBOR plus 500 basis points. Payments under the tax receivable agreement will be based on the tax reporting positions that we determine. Although we are not aware of any material issue that would cause the IRS to challenge a tax basis increase, we will not be reimbursed for any payments previously made under the tax receivable agreement (although we would reduce future amounts otherwise payable under such tax receivable agreements). No assurance can be given that the IRS will agree with the allocation of value among our assets or that sufficient subsequent payments under the tax receivable agreement will be available to offset prior payments for disallowed benefits. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of the benefit that we actually realize in respect of the increases in tax basis resulting from our purchases or exchanges of LLC Units and certain other tax benefits related to our entering into the tax receivable agreement.

Registration Rights

Pursuant to the terms of the Holdco Agreement, current and former members of Station Holdco are entitled to request to participate in, or “piggyback” on, certain registrations of any of our securities offered for sale by us at any time certain holders are entitled to cause the Company to register the shares of Class A common stock they could acquire upon exchange of their LLC Units, subject to certain contractual restrictions. We provide that we will pay certain expenses (other than underwriting discounts and commissions and transfer taxes) of such existing owners (and their affiliates) of Station Holdco relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act.

The registration rights outlined above are subject to conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration statement and our right to delay, suspend or withdraw a registration statement under specified circumstances.

To the extent requested by the managing underwriter in a registered public offering of Class A common stock, holders of registrable shares of Class A common stock will not be permitted to sell or otherwise dispose of any of our equity securities (including sales under Rule 144) or give any demand notice, in each case during a period commencing on the date of the request and continuing for a period not to exceed 90 days or such shorter period as may be requested by the underwriters.

Exchange Agreement

We have entered into an exchange agreement (the “Exchange Agreement”) with all of the owners of LLC Units (other than Red Rock) that entitles those owners (and certain permitted transferees thereof) to exchange their LLC Units, together with an equal number of shares of Class B common stock, for shares of Class A common stock on a basis determined in accordance with the Exchange Agreement or, at our election, for cash. The Exchange Agreement permits those owners to exercise their exchange rights at any time, in certain minimum increments and subject to certain conditions.

The Exchange Agreement provides that an owner will not have the right to exchange LLC Units if the Company determines that such exchange would be prohibited by law or regulation or would violate other agreements with Station Holdco to which the owner is subject. The Company may impose additional restrictions on exchanges that it determines to be necessary or advisable so that Station Holdco is not treated as a “publicly traded partnership” for United States federal income tax purposes.

Reimbursable Costs

The Company expects that it may periodically provide services to certain of its executive officers and directors, including the personal use of employees, construction work, and other personal services, as well as the purchase of items by the purchasing department of the Company or by any subsidiary of the Company which are purchased on behalf of an executive officer or director. To the extent that such services are provided, the officers and directors to whom services are provided are expected to promptly reimburse the Company or to make deposits with the Company to prepay any such items and to replenish such deposits on an ongoing basis as needed.

Compensation Paid to Related Parties

Lorenzo J. Fertitta, brother of our Chairman and CEO, Frank J. Fertitta III, is Vice Chairman of Red Rock’s Board and a Vice President. We entered into a five-year employment agreement with Mr. Fertitta in 2016, which agreement was extended for an additional five-year term in April 2021. The employment agreement provides for an annual base salary of $500,000 and severance in an amount equal to such annual base salary in the event of a termination of Mr. Fertitta’s employment without cause or by him for good reason. The total value of compensation paid to Mr. Fertitta in 2022 for services rendered to us in all executive capacities (calculated using the same methodology we use for calculating our CEO’s compensation as shown in the “Total” column of the 2022 Summary Compensation Table) was $1,502,622. Mr. Fertitta has been employed by Red Rock since April 2016.

Victoria Crowe, daughter of our Chairman and CEO, Frank J. Fertitta III, is Station LLC’s Vice President of Operations. The total value of compensation paid to Ms. Crowe in 2022 for services rendered to us in all employment capacities (calculated using the same methodology we use for calculating our CEO’s compensation as shown in the “Total” column of the 2022 Summary Compensation Table) was $526,415. Ms. Crowe has been employed by Station LLC since September 2019.

Frank J. Fertitta IV, son of our Chairman and CEO, Frank J. Fertitta III, is Station LLC’s Vice President of Operations. The total value of compensation paid to Mr. Fertitta in 2022 for services rendered to us in all employment capacities (calculated using the same methodology we use for calculating our CEO’s compensation as shown in the “Total” column of the 2022 Summary Compensation Table) was $362,028. Mr. Fertitta has been employed by Station LLC since February 2021.

Aircraft Agreement

Station LLC entered into an Aircraft Time Sharing Agreement (“Time Sharing Agreement”) with an entity (the “Aviation Company”) affiliated with Frank J. Fertitta III and Lorenzo J. Fertitta. Under the Time Sharing Agreement, Station LLC leases an aircraft owned by the Aviation Company, if requested by Station LLC and if the aircraft is available. The amounts payable by Station LLC in connection with each flight under the Time Sharing Agreement are up to (i) twice the cost of the fuel, oil and other additives used, (ii) all fees, including fees for landing, parking, hangar, tie-down, handling, customs, use of airways and permission for overflight, (iii) all expenses for catering and in-flight entertainment materials, (iv) all expenses for flight planning and weather contract services, (v) all travel expenses for pilots, flight attendants and other flight support personnel, including food, lodging and ground transportation and (vi) all communications charges, including in-flight telephone. Station LLC is also responsible for any federal excise tax. The Time Sharing Agreement is a standard time-share arrangement similar to other time-share arrangements entered into under the Federal Aviation Administration regulations. The Time Sharing Agreement is terminable by either party on 10 days’ written notice.

For fiscal year 2022, the total amount paid pursuant to the Time Sharing Agreement was approximately $536,340. The Company believes any amounts paid to the Aviation Company for the use of the aircraft, if a comparable aircraft were available, are less than the amounts the Company would be required to pay to a third party. The Company also believes the amounts paid pursuant to the Time Sharing Agreement do not provide for profits or a return on investment to the Aviation Company or its affiliates.

Indemnification of Directors and Officers

We have entered into customary indemnification agreements with our executive officers and directors that provide them with customary indemnification in connection with their service to us or on our behalf.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides certain information regarding the beneficial ownership of our Class A and Class B common stock as of the Record Date for:

•	each person or group known to us, based on Schedules 13D and 13G filed with the SEC, to be the beneficial owner of more than 5% of any class of equity securities;

•	each of our named executive officers in the Summary Compensation Table;

•	each of our directors and director nominees; and

•	all of our current directors and executive officers as a group.

The amounts and percentages of Class A common stock and Class B common stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days, including those shares of our Class A common stock issuable upon exchange of LLC Units (together with corresponding shares of our Class B common stock) on a basis determined in accordance with the Exchange Agreement, subject to the terms of the Exchange Agreement. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities. Except as otherwise noted, the address of each person listed in the table below is c/o Red Rock Resorts, Inc., 1505 South Pavilion Center Drive, Las Vegas, Nevada 89135.

The percentage of ownership is calculated using the number of shares outstanding as of the Record Date, which consisted of approximately 58.2 million shares of Class A common stock and approximately 46.0 million shares of Class B common stock.

	Class A Common Stock Beneficially Owned(1)		Class B Common Stock Beneficially Owned(1)		Combined Voting Power(2)
Name of Beneficial Owner	Number	%	Number	%
FI Station Investor LLC(3)	42,199	*	22,613,985	49.2%	44.1%
Fertitta Business Management LLC(4)	10,127	*	28,198,618	61.3%	55.0%
FBM Sub 1 LLC(5)	—	*	6,000,000	13.0%	11.7%
LNA Investments, LLC(6)	16,036	*	8,593,593	18.7%	16.8%
KVF Investments, LLC(7)	16,036	*	8,593,593	18.7%	16.8%
F&J Fertitta Family Trust(8)	2,697,535	4.6%	—	*	*
L&T Fertitta Family Trust(8)	2,697,535	4.6%	—	*	*
FJF Irrevocable Trust(9)	843,134	1.4%	—	*	*
LJF Irrevocable Trust(9)	843,134	1.4%	—	*	*
F & J Grandchildren’s 2020 Irrevocable Trust(10)	675,000	1.2%	—	*	*
L & T Grandchildren’s 2020 Irrevocable Trust(11)	675,000	1.2%	—	*	*
Frank J. Fertitta III(12)	4,257,868	7.3%	45,385,804	98.7%	89.4%
Lorenzo J. Fertitta	4,257,868	7.3%	45,385,804	98.7%	89.4%
Stephen L. Cootey(13)	889,979	1.5%	—	*	*
Jeffrey T. Welch(14)	857,199	1.5%	—	*	*
Scott Kreeger(15)	169,439	*	—	*	*
Robert Finch(16)	563,538	1.0%	—	*	*
Robert A. Cashell, Jr.	46,533	*	—	*	*

	Class A Common Stock Beneficially Owned(1)		Class B Common Stock Beneficially Owned(1)		Combined Voting Power(2)
Name of Beneficial Owner	Number	%	Number	%
James E. Nave, D.V.M.	46,533	*	—	*	*
Robert E. Lewis	46,533	*	—	*	*
BAMCO, Inc.(17)	8,184,744	14.1%	—	*	1.6%
The Vanguard Group(18)	4,868,474	8.4%	—	*	*
Blackrock, Inc.(19)	3,386,893	5.8%	—	*	*
Massachusetts Financial Services Company(20)	3,320,747	5.7%	—	*	*
Executive Officers and Directors as a Group (9 persons)(21)	11,093,291	19.1%	45,385,804	98.7%	90.7%

*	Indicates less than 1%.
(1)

Subject to the terms of the Exchange Agreement, holders of LLC Units are entitled to exchange LLC Units, together with an equal number of shares of Class B common stock, for shares of Class A common stock on a basis determined in accordance with the Exchange Agreement or, at our election, for cash.

(2)

Represents percentage of voting power of the Class A common stock and Class B common stock of Red Rock voting together as a single class. Each outstanding share of Class A common stock is entitled to one vote, each outstanding share of Class B common stock that is held by a holder that, together with its affiliates, owned at least 30% of the outstanding LLC Units immediately following the consummation of the IPO and, as of the applicable record date, maintained direct or indirect beneficial ownership of at least 10% of the outstanding shares of Class A common stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A common stock) is entitled to ten votes and each other outstanding share of Class B common stock is entitled to one vote. The only holders of Class B common stock that satisfy the foregoing criteria are Fertitta Family Entities. Consequently, such entities are the only holders of Class B common stock entitled to ten votes per share of Class B common stock.

(3)

FI Station Investor LLC is owned by LNA Investments, LLC, KVF Investments, LLC and an affiliate of Frank J. Fertitta III and Lorenzo J. Fertitta that is owned by Fertitta Business Management LLC, LNA Investments, LLC and KVF Investments, LLC. The address for each entity affiliated with Frank J. Fertitta III or Lorenzo J. Fertitta and reporting beneficial ownership of Class A common stock, Class B common stock or LLC Units is 10801 W. Charleston Boulevard, Las Vegas, NV 89135.

(4)	Fertitta Business Management LLC is owned and controlled (i) 50% by F&J Fertitta Family Business Trust and (ii) 50% by L&T Fertitta Family Business Trust.
(5)	FBM Sub 1 LLC is owned and controlled by Fertitta Business Management, LLC.
(6)

LNA Investments, LLC is managed by Lorenzo J. Fertitta and is beneficially owned by various trusts established for the benefit of his three children. Lorenzo J. Fertitta disclaims beneficial ownership of any shares of Class A common stock, shares of Class B common stock and LLC Units beneficially owned by LNA Investments, LLC, except to the extent of any pecuniary interest therein.

(7)

KVF Investments, LLC is managed by Frank J. Fertitta III and is beneficially owned by various trusts established for the benefit of his three children. Frank J. Fertitta III disclaims beneficial ownership of any shares of Class A common stock, shares of Class B common stock and LLC Units beneficially owned by KVF Investments, LLC, except to the extent of any pecuniary interest therein.

(8)

F&J Fertitta Family Trust is a revocable trust for which Frank J. Fertitta III is a co-trustee and has shared investment and voting power. Shares of Class A common stock reported as beneficially owned by F&J Fertitta Business Trust are held by FJF, LLC, a wholly-owned subsidiary of the F&J Fertitta Family Trust, and are subject to a pledge arrangement. L&T Fertitta Family Trust is a revocable trust for which Lorenzo J. Fertitta is a co-trustee and has shared investment and voting power.

(9)

The FJF Irrevocable Trust is an irrevocable trust for which Lorenzo J. Fertitta is trustee and has sole investment and voting power. The LJF Irrevocable Trust is an irrevocable trust for which Frank J. Fertitta III is trustee and has sole investment and voting power.

(10)

The F&J Grandchildren’s 2020 Irrevocable Trust was established for the benefit of the grandchildren of Frank J. Fertitta III. Frank J. Fertitta III retains the right to remove the trustee of the F&J Grandchildren’s 2020 Irrevocable Trust but disclaims beneficial ownership of any shares of Class A common stock beneficially owned by the F&J Grandchildren’s 2020 Irrevocable Trust, except to the extent of any pecuniary interest therein.

(11)

The L&T Grandchildren’s 2020 Irrevocable Trust was established for the benefit of the grandchildren of Lorenzo J. Fertitta. Lorenzo J. Fertitta retains the right to remove the trustee of the L&T Grandchildren’s 2020 Irrevocable Trust but disclaims beneficial ownership of any shares of Class A common stock beneficially owned by the L&T Grandchildren’s 2020 Irrevocable Trust, except to the extent of any pecuniary interest therein.

(12)	Includes 2,697,535 shares of Class A Common Stock that are subject to a pledge arrangement.
(13)	Includes 740,152 shares of Class A Common Stock that are subject to options that are exercisable within 60 days.
(14)	Includes 716,297 shares of Class A Common Stock that are subject to options that are exercisable within 60 days.
(15)	Includes 89,108 shares of Class A Common Stock that are subject to options that are exercisable within 60 days.
(16)	Includes 445,775 shares of Class A Common Stock that are subject to options that are exercisable within 60 days.

(17) The address for BAMCO, Inc. is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

(18)	The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(19)	The address for Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055.
(20)	The address for Massachusetts Financial Services Company is 111 Huntington Avenue, Boston, MA 02199.
(21)	Executive officers and directors as a group consists of nine persons.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers and greater than ten-percent stockholders to file initial reports of ownership and reports of changes in ownership of any of our securities with the SEC and us. We believe that all our directors, executive officers and greater than ten-percent stockholders complied with the requirements of Section 16(a) during the 2022 fiscal year and prior fiscal years, except that (i) one Form 4 for Mr. Finch, reporting the withholding of shares upon vesting of restricted stock, was filed late, (ii) one Form 4 for each of Mr. Cootey and Mr. Welch, reporting the withholding of shares upon the vesting of restricted stock, was filed late, (iii) one Form 4 for each of Dr. Nave, Mr. Cashell and Mr. Lewis, each reporting the grant of restricted shares, was filed late, and (iv) one Form 4 for Mr. Kreeger, reporting the acquisition of stock options and restricted shares, was filed late.

OTHER MATTERS

We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. The persons named in the proxy card will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting. The proxy card contains discretionary authority for them to do so.

WHERE TO FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. This information can be inspected and copied at the Public Reference Room at the SEC’s office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at l-800-SEC-0330. Such information may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at http://www.sec.gov that contains the reports and other information we file electronically. Our website address is www.redrockresorts.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, as amended, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement. Paper copies of the Annual Report on Form 10-K for the year ended December 31, 2022 are also available to any person, without charge, upon request directed to our Corporate Secretary, 1505 South Pavilion Center Drive, Las Vegas, Nevada 89135.

Las Vegas, NV

April 28, 2023

COST OF PROXY SOLICITATION

The Company is paying the expenses of this solicitation. The Company will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of stock held as of the Record Date by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such proxy materials. In addition to solicitation by mail, directors, officers and other employees of the Company may solicit proxies in person or by telephone, facsimile, email or other similar means.

RED ROCK RESORTS, INC.

1505 SOUTH PAVILION CENTER DRIVE

LAS VEGAS, NV 89135

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the Meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records.

During The Meeting - Go to www.virtualshareholdermeeting.com/RRR2023

The Meeting will be exclusively online via audio webcast. You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the Meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	V12348-P90992	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RED ROCK RESORTS, INC. The Board of Directors recommends you vote “FOR” each of the Board of Directors’ nominees below:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Company Proposal: Proposal 1 - Election of 5 director nominees	☐	☐	☐
Nominees:
01) Frank J. Fertitta III
02) Lorenzo J. Fertitta
03) Robert A. Cashell, Jr.
04) Robert E. Lewis
05) James E. Nave, D.V.M.

The Board of Directors recommends you vote "FOR" proposals 2, 4 and 5 and “1 YEAR” for proposal 3 below:		For	Against	Abstain

Company Proposal: Proposal 2 - Advisory vote to approve the compensation of our named executive officers.		☐	☐	☐

	1 Year	2 Years	3 Years	Abstain

Company Proposal: Proposal 3 - Advisory proposal regarding the frequency of future say-on-pay votes.	☐	☐	☐	☐

		For	Against	Abstain

Company Proposal: Proposal 4 - Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2023.		☐	☐	☐

Company Proposal: Proposal 5 - Approval of an Amendment to the Company’s Amended and Restated Certificate of Incorporation to limit the liability of                                                         certain officers of the Company as permitted by Delaware law.

		☐	☐	☐

The Board of Directors recommends you vote "AGAINST" proposal 6 below:		For	Against	Abstain

Stockholder Proposal: Proposal 6 - A stockholder proposal regarding a Board diversity report.		☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof will be voted on by the proxy holders in their discretion. If this proxy is signed and returned, it will be voted in accordance with your instructions.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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V12349-P90992

RED ROCK RESORTS, INC.

Annual Meeting of Stockholders

To be held on June 8, 2023 at 1:00 p.m., Pacific Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints executive officers Scott Kreeger, Jeffrey T. Welch and Stephen L. Cootey, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of stock of Red Rock Resorts, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Red Rock Resorts, Inc., a Delaware corporation, to be held on Thursday, June 8, 2023, at 1:00 p.m., Pacific Time at www.virtualshareholdermeeting.com/RRR2023, for the purposes listed on the reverse side and at any and all continuation(s) and adjournment(s) of that meeting, with all powers that the undersigned would possess if personally present, upon and in respect to the instructions indicated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.

THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NO CHOICE IS SPECIFIED: “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED IN THE PROXY STATEMENT, “FOR” PROPOSALS 2, 4 AND 5, “1 YEAR” FOR PROPOSAL 3, “AGAINST” PROPOSAL 6 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY CONTINUATION(S) AND ADJOURNMENT(S) THEREOF.

PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE THAT IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Continued and to be signed on reverse side